Filed Pursuant to Rule 424(b)(5)
Registration No. 333-188040

PROSPECTUS SUPPLEMENT (to Prospectus dated April 30, 2013)

$55,000,000

Customers Bancorp, Inc.

6.375% Senior Notes due 2018

We are offering $55,000,000 in aggregate principal amount of 6.375% Senior Notes due 2018 (the “notes”). The notes will bear interest at a rate of 6.375% per year. We will pay interest on the notes on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2013.

The notes will be unsecured obligations of ours and will rank equally with all our secured and unsecured senior indebtedness, will be structurally subordinated to the existing and future indebtedness of our subsidiaries and senior in right of payment to any of our existing or future obligations that are by their terms expressly subordinated or junior in right of payment to the notes. The notes will be obligations of Customers Bancorp, Inc. only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because we are a holding company, our cash flows and consequent ability to service our obligations, including the notes, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

We have applied to list the notes on the NASDAQ Global Select Market. Trading of the notes on the NASDAQ Global Select Market is expected to commence within a 30-day period after the pricing of this offering. Currently, there is no public market for the notes.

The notes will be issued only in fully registered book-entry form without coupons and in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Investing in the notes involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement.

The notes are not deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	100%	$55,000,000
Underwriting discounts and commissions	3.875%	$2,131,250
Proceeds before expenses to us	96.125%	$52,868,750
Net proceeds after estimated expenses to us	95.698%	$52,634,000

(1)	Plus accrued interest, if any, from July 30, 2013.

We have granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional $8,250,000 in principal amount of notes, less the underwriting discounts and commissions, to cover over-allotments of notes, if any. If the underwriters exercise the over-allotment option in full, then the estimated net proceeds to us will be $60,564,000.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on July 30, 2013. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its participants.

Joint Book-Running Managers

Janney Montgomery Scott	Boenning & Scattergood, Inc.

Co-Manager

MLV & Co.

The date of this prospectus supplement is July 24, 2013.

Prospectus Supplement

Prospectus

s-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing our current state of affairs.

We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different from the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering of notes. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering of notes is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or free writing prospectus, if any, or of any sale of the notes. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering of notes in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement.

We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

All references in this prospectus supplement and the accompanying prospectus to “Customers Bancorp,” “Customers,” the “company,” “we,” “us,” “our,” or similar references refer to Customers Bancorp, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

s-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and the accompanying prospectus, and our financial statements and the related notes and the other documents incorporated by reference herein, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Customers Bancorp, Inc.

Customers Bancorp was incorporated in Pennsylvania in April 2010 to facilitate a reorganization into a bank holding company structure pursuant to which Customers Bank became a wholly-owned subsidiary of Customers Bancorp on September 17, 2011. Pursuant to the reorganization, all of the issued and outstanding shares of voting common stock, par value $1.00 per share, and Class B Non-Voting Common Stock, par value $1.00 per share, of Customers Bank were exchanged on a three-to-one basis for shares of voting common stock, par value $1.00 per share, or Voting Common Stock, and Class B Non-Voting Common Stock, par value $1.00 per share, respectively and which we refer to collectively as our common stock, of Customers Bancorp (i.e., each three shares of Customers Bank being exchanged for one share of Customers Bancorp). Customers Bank, which changed its name in 2010 from New Century Bank, was incorporated in 1994 and is a Pennsylvania state chartered bank and a member of the Federal Reserve System.

Customers Bancorp, through its wholly-owned subsidiary Customers Bank, provides financial products and services to small businesses, not-for-profits and consumers through its fourteen branches in Southeastern Pennsylvania (Bucks, Berks, Chester and Delaware Counties), Rye, New York (Westchester County) and Hamilton, New Jersey (Mercer County). Customers Bank also provides liquidity to the mortgage market nationwide through the operation of its mortgage warehouse lending business.

Our management team consists of experienced banking executives. The team is led by our Chairman and Chief Executive Officer Jay Sidhu, who joined Customers Bank in June 2009. Mr. Sidhu brings 36 years of banking experience, including 17 years as the Chief Executive Officer of Sovereign Bancorp, Inc. and Sovereign Bank and four years as Chairman of Sovereign Bancorp, Inc. and Sovereign Bank. In addition to Mr. Sidhu, most of the members of our current management team joined us following Mr. Sidhu’s arrival in 2009 and have extensive experience working together at Sovereign with Mr. Sidhu. This team has significant experience in building a banking organization, completing and integrating mergers and acquisitions, as well as developing existing valuable community and business relationships in our core markets.

Our principal executive offices are located at 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania, 19610. Our telephone number is (610) 993-2000. Our Internet address is www.customersbank.com. Information on, or accessible through, our web site is not part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated herein or therein by reference.

Recent Developments

On May 22, 2013, we announced the closing of our underwritten public offering of voting common stock (or the May 2013 Offering). We raised $103.5 million in gross proceeds by issuing 6,179,104 shares of our voting common stock at a price to the public of $16.75 per share. Our net proceeds after deducting underwriting discounts and commissions and estimated offering expenses were approximately $97.7 million. We also issued options to purchase 710,597 shares of our common stock to our CEO and COO exercisable at the public offering price pursuant to their respective employment agreements in connection with the May 2013 Offering.

On June 26, 2013, we announced the formation of a business collaboration with and plans to invest up to $51 million in Religare Enterprises Limited (or Religare), which is a diversified financial services company in India that is applying for a banking license in India. We have agreed, subject to completion of definitive agreements and the receipt of any necessary approvals, to purchase $22 million of Religare common stock from one of its promoters, $1 million of Religare common stock from Religare and warrants to purchase $28 million of Religare common stock. We will be required to pay 25% of the total value of the warrants ($7 million) in advance, and this amount is non-refundable. These transactions are being negotiated and may change. We expect to fund the Religare investments with cash currently on hand and dividends from Customers Bank.

Working with Religare, we also plan to establish a small group of personnel at Customers Bank that will cater to professionals from South Asia and businesses that want to take advantage of opportunities in South Asia. This is a rapidly growing niche in our core markets from Boston to Washington. We also expect to refer business opportunities in India to Religare and expect that Religare will refer business opportunities within the United States to us. We expect this investment and collaboration to enhance our shareholder value.

The initial investment is expected to be completed during the third quarter of 2013, and the warrants must be exercised within 18 months of our initial investment.

On July 16, 2013, we announced our appointment of Robert E. Wahlman as Chief Financial Officer of Customers Bancorp and Customers Bank, effective August 13, 2013. Mr. Wahlman is expected to first join us as an Executive Vice President, effective August 5, 2013, prior to his transition to the role of Chief Financial Officer in mid-August. Mr. Wahlman will succeed James D. Hogan who will retire as Interim Chief Financial Officer, effective August 13, 2013. For additional information, see our Current Report on Form 8-K filed July 16, 2013, which is incorporated by reference in this prospectus supplement.

On July 15, 2013, we released preliminary unaudited financial information as of and for the second quarter ended June 30, 2013.

The selected financial results for us described below have not been audited by our independent registered accounting firm, and, as a result, our reported results and financial condition may differ from the unaudited information described below. Our second quarter 2013 consolidated financial results should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2013 and our Annual Report on Form 10-K, for the year ended December 31, 2012, which are incorporated by reference herein. Information as of and for the second quarter ended June 30, 2013 is not necessarily indicative of results as of or for any other dates or periods.

Net income was $8.2 million, or $0.38 per diluted share, for the second quarter 2013. This compares with $7.2 million, or $0.38 per diluted share, for the first quarter 2013 and $6.5 million, or $0.56 per diluted share, for the second quarter 2012. In the second quarter of 2012, excluding pre-tax realized securities gains of $8.8 million, net income was $0.8 million, or $0.07 per diluted share.

Returns on average common equity and average assets for the second quarter 2013 were 10.11% and 0.98%, respectively, compared with 10.63% and 0.98%, respectively, for the first quarter 2013 and 16.78% and 1.26%, respectively, for the second quarter 2012.

Net interest margin on a fully tax-equivalent basis was 3.26% for the second quarter 2013 compared with 3.26% for the first quarter 2013 and 2.91% for the second quarter 2012.

Net interest income was $26.0 million in the second quarter 2013 compared with $22.5 million in the first quarter 2013 and $14.2 million in the second quarter 2012.

Noninterest income for the second quarter 2013 was $8.2 million, compared with $6.1 million in the first quarter 2013 and $13.2 million in the second quarter 2012. Noninterest expense for the second quarter 2013 was $16.9 million, compared with $16.5 million in the first quarter 2013 and $14.6 million in the second quarter 2012. During the second quarter 2013, we reported an efficiency ratio of 49.44%, compared with 57.54% for the first quarter 2013 and 78.39% for the second quarter 2012.

Net charge-offs totaled $2.9 million, or 0.17% of average loans in the second quarter 2013, compared with $0.5 million, or 0.04% of average loans, in the first quarter 2013 and $2.0 million, or 0.14% of average loans, in the second quarter 2012.

Originated nonperforming assets totaled $20.6 million at June 30, 2013, a decrease of $4.4 million, or 17.78%, compared with March 31, 2013 and a decrease of $1.5 million, or 6.96%, compared with June 30, 2012. Nonperforming assets at June 30, 2013 represented 0.61% of period-end average assets compared with 0.84% at March 31, 2013 and 1.06% at June 30, 2012.

The allowance for loan losses totaled $28.1 million at June 30, 2013. At June 30, 2013, the allowance for loan losses was 1.53% of period-end loans compared with 1.63% at March 31, 2013 and 0.98% at June 30, 2012. Our provision for loan losses was $4.6 million in the second quarter 2013, compared to $1.1 million in the first quarter 2013 and $2.7 million in the second quarter 2012. Charge-offs were $3.1 million, including $2.0 million that was 80% guaranteed by the Federal Deposit Insurance Corporation, or FDIC.

Our total assets at June 30, 2013 were $3.8 billion, an increase of $334.6 million, or 9.68%, compared with March 31, 2013 and an increase of $1.5 billion, or 66.07%, compared with June 30, 2012.

Investment securities were $183.8 million at June 30, 2013 compared with $162.0 million at March 31, 2013 and $134.8 million at June 30, 2012. In the latest quarter, our securities available for sale had unrealized net losses of $5.4 million due largely to increases in recent interest rates.

Total net loans held for investment were $1.8 billion at June 30, 2013, an increase of $224.7 million, or 14.11%, compared with March 31, 2013, and an increase of $182.4 million, or 11.16%, compared with June 30, 2012. Mortgage warehouse loans available-for-sale were $1.4 billion at June 30, 2013, and increased $55.1 million, or 4.05%, compared with the prior quarter, and increased $1.1 billion, or 399.0%, compared with the second quarter of 2012.

Total deposits were $2.8 billion at June 30, 2013, an increase of $240.7 million, or 9.49%, compared with March 31, 2013, and an increase of $846.7 million, or 43.87%, compared with June 30, 2012. At June 30, 2013, core deposits, which exclude time deposits, increased $113.3 million, or 8.60%, compared with March 31, 2013 and $378.4 million, or 35.95%, compared with June 30, 2012. Time deposits increased $126.6 million, or 10.39%, and $467.5 million, or 53.27%, respectively, over the immediately preceding and year-ago quarters. At June 30, 2013, core deposits accounted for 51.56% of total deposits, compared with 51.95% at March 31, 2013 and 54.53% at June 30, 2012.

Our total equity at June 30, 2013 was $379.8 million, an increase of $102.9 million, or 37.15%, compared with March 31, 2013 and an increase of $221.1 million, or 139.28%, compared with June 30, 2012. This reflects the May 2013 Offering, which closed on May 21, 2013. Our book value per share was $15.40 per share at June 30, 2013, compared with $14.98 per share at March 31, 2013 and $13.99 per share at June 30, 2012.

Preliminary Tier 1 Leverage Ratio for the holding company was estimated at 11.20% at June 30, 2013, compared with 9.16% at March 31, 2013 and 7.46% at June 30, 2012. Preliminary Total Risk Based Capital Ratio for the holding company was estimated at 13.47% at June 30, 2013, compared with 10.59% at March 31, 2013 and 10.09% at June 30, 2012. Preliminary Tier 1 Risk Based Capital for the holding company at June 30, 2013 was estimated at 12.52%, and preliminary Fixed Charges Ratio including interest on deposits at June 30, 2013 for the holding company was 3.17%, as compared to 9.63% and 3.05%, respectively, at March 31, 2013.

Risk Factors

An Investment in the notes involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

The Offering

Issuer	Customers Bancorp, Inc.

Securities Offered	$55,000,000 aggregate principal amount of 6.375% Senior Notes due 2018

Option of Underwriters to Purchase Additional Notes From Us	We have granted the underwriters an option for a period of 30 days to purchase up to an additional $8,250,000 in principal amount of notes to cover any over-allotments

Maturity Date	July 31, 2018

Interest Rate	6.375% per annum, computed on the basis of a 360-day year of twelve 30-day months, from July 30, 2013

Interest Payment Dates	March 15, June 15, September 15, and December 15 of each year, commencing September 15, 2013

Price to Public	100% of the principal amount, plus accrued interest, if any, from July 30, 2013

Ranking	The notes will be senior unsecured indebtedness of Customers Bancorp, will rank equally with our secured and unsecured senior indebtedness and will be structurally subordinated to the existing and future indebtedness of our subsidiaries. As of June 30, 2013, we had no outstanding secured debt and our subsidiaries’ direct principal borrowings and deposit liabilities totaled approximately $3.4 billion.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $52,634,000, or $60,564,000 if the underwriters exercise in full their option to purchase up to an additional $8,250,000 in principal amount of notes, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from the sale of the notes in this offering to invest in Customers Bank, fund our organic growth and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to pursue acquisitions in our current and prospective markets. See “Use of Proceeds” in this prospectus supplement.

Events of Default	The notes will contain events of default, the occurrence of which may result in the acceleration of our obligations under the notes in certain circumstances. See “Description of Notes—Events of Default; Waiver” in this prospectus supplement.

Certain Covenants	We will issue the notes under an indenture and a supplemental indenture, which are collectively referred to as the Indenture, each to be dated as of the issuance date, between us and Wilmington Trust,

National Association, as the trustee. The Indenture contains covenants that limit: (i) us from issuing any senior debt with a maturity date prior to the maturity date of the notes, or senior debt providing for our ability to call or redeem such senior debt prior to the maturity date of the notes; (ii) our and Customers Bank’s ability to sell or otherwise dispose of certain equity securities of Customers Bank; (iii) Customers Bank’s ability to issue certain equity securities; (iv) Customers Bank’s ability to merge or consolidate, or lease, sell, assign or transfer all or substantially all of its assets; and (v) our and Customers Bank’s ability to incur debt secured by certain equity securities of Customers Bank. These covenants are subject to a number of important exceptions, qualifications and limitations. See “Description of Notes—Certain Covenants” in this prospectus supplement.

Form	The notes will be evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, referred to as DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Book-Entry, Delivery and Form of Notes” in this prospectus supplement.

Denominations	We will issue the notes only in minimum denominations of $25 and integral multiples of $25 in excess thereof.

Payment of Principal and Interest	Principal and interest on the notes will be payable in U.S. Dollars or other legal tender, coin or currency of the United States of America.

Future Issuances	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date, the offering price and, under some circumstances, the initial interest payment date, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Trustee	Wilmington Trust, National Association

Listing	We have applied to list the notes on the NASDAQ Global Select Market. If the listing is approved, trading of the notes on the NASDAQ Global Select Market is expected to commence within a 30-day period after the pricing of this offering. Currently, there is no public market for the notes.

Governing Law	The Indenture and the notes will be governed by the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended.

Material Tax Consequences	You should consult your tax advisors concerning the U.S. federal income tax consequences of owning the notes in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction. See “Certain United States Federal Income Tax Consequences.”

Risk factors	Investing in the notes involves risks. Please read the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, our Current Report on Form 8-K dated July 22, 2013, and in other reports and information that we file with the SEC from time to time, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC, for a discussion of various matters you should consider before making a decision to invest in the notes.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

SELECTED FINANCIAL DATA

	As of or for the Quarter ended March 31,		As of or for the year ended December 31,
	2013	2012	2012	2011 (1)	2010 (2)	2009	2008
			(dollars in thousands, except per share information)
Interest income	$27,920	$18,636	$93,543	$61,245	$30,907	$13,486	$15,502
Interest expense	5,395	5,226	21,761	22,464	11,546	6,336	8,138
Net interest income	22,525	13,410	71,782	38,781	19,361	7,150	7,364
Provision for loan losses	1,100	1,800	16,271	9,450	10,397	11,778	611
Bargain purchase gains on acquisitions	0	0	0	0	40,254	0	0
Total non-interest income (loss), excluding bargain purchase gains and net gains (losses) on securities	6,115	3,523	22,213	10,693	4,302	807	11
Net gains (losses) on securities	0	209	9,017	2,731	1,114	236	(361)
Total non-interest expense	16,480	10,627	50,651	36,886	26,168	9,650	7,654
Income (loss) before taxes	11,060	4,715	36,090	5,869	28,466	(13,235)	(1,251)
Income tax expense (benefit)	3,871	1,603	12,272	1,835	4,731	—	(426)
Net income (loss)	7,189	3,112	23,818	4,034	23,735	(13,235)	(825)
Net income (loss) attributable to common shareholders	7,189	3,112	23,818	3,990	23,735	(13,235)	(825)
Basic earnings (loss) per share (3)	0.39	0.27	1.78	0.40	3.78	(10.98)	(1.23)
Diluted earnings (loss) per share (3)	0.38	0.27	1.73	0.39	3.69	(10.98)	(1.23)
At Period End
Total assets	$3,458,624	$1,975,592	$3,201,234	$2,077,532	$1,374,407	$349,760	$274,038
Cash and cash equivalents	181,140	90,824	186,016	73,570	238,724	68,807	6,295
Investment securities (4)	162,030	27,951	129,093	398,684	205,828	44,588	32,503
Loans held for sale (5)	1,359,817	175,868	1,439,889	174,999	199,970	0	0
Loans receivable not covered by Loss Sharing Agreements with the FDIC (6)	1,516,844	1,192,414	1,216,941	1,215,117	514,087	230,298	223,752
Allowance for loan losses	26,439	15,400	25,837	15,032	15,129	10,032	2,876
Loans receivable covered by Loss Sharing Agreements with the FDIC (6)	102,011	120,559	107,526	126,276	164,885	0	0
FDIC loss sharing receivable (6)	12,043	14,149	12,343	13,077	16,702	0	0
Demand, non-interest bearing	242,509	133,505	219,687	114,044	72,268	18,502	20,573
Savings	23,081	20,024	20,299	16,922	17,649	8,674	8,957
Demand, interest bearing	1,051,831	791,923	1,020,946	739,463	387,013	85,359	53,584
Time	1,218,405	858,738	1,179,886	712,760	768,760	201,392	154,728
Total Deposits	2,535,826	1,804,190	2,440,818	1,583,189	1,245,690	313,927	237,842
Borrowings	537,000	11,000	471,000	331,000	11,000	0	0
Shareholders’ equity	276,910	151,308	269,475	147,748	105,140	21,503	16,849
Tangible common equity (7)	273,224	149,101	265,786	144,043	105,140	21,503	15,869
Selected Ratios and Share Data
Return on average assets	0.98%	0.66%	1.02%	0.24%	3.40%	-4.69%	-0.30%
Return on average equity	10.63%	8.36%	12.69%	3.06%	41.29%	-65.35%	-4.98%
Book value per share (3)	$14.98	$13.33	$14.60	$13.02	$12.52	$11.68	$25.00

Tangible book value per common share (3)(7)	$14.45	$12.83	$14.40	$12.69	$12.52	$11.68	$23.54
Common shares outstanding (3)	18,909,939	11,625,633	18,459,502	11,347,683	8,398,014	1,840,902	673,693
Net interest margin	3.26%	3.00%	3.26%	2.47%	2.76%	2.62%	2.82%
Equity to assets	8.01%	7.66%	8.42%	7.11%	7.65%	6.14%	6.15%
Tangible common equity to tangible assets (7)	7.91%	7.56%	8.31%	6.95%	7.65%	6.14%	5.79%
Tier 1 leverage ratio – Customers Bank	8.99%	7.46%	7.74%	7.11%	8.67%	6.68%	6.21%
Tier 1 leverage ratio – Customers Bancorp	9.16%	7.72%	9.30%	7.37%	n/a	n/a	n/a
Tier 1 risk-based capital ratio – Customers Bank	9.43%	10.46%	8.50%	9.66%	19.65%	9.76%	7.87%
Tier 1 risk-based capital ratio – Customers Bancorp	9.63%	10.81%	10.23%	10.01%	n/a	n/a	n/a
Total risk-based capital ratio – Customers Bank	10.39%	11.66%	9.53%	10.78%	21.14%	11.77%	10.50%
Total risk-based capital ratio – Customers Bancorp	10.59%	12.01%	11.26%	11.13%	n/a	n/a	n/a
Asset Quality – Non-covered Assets (6)
Non-performing loans	$21,427	$27,660	$22,347	$29,633	$22,242	$10,341	$4,387
Non-performing loans to total non-covered loans	1.41%	2.32%	1.84%	2.44%	4.33%	4.49%	1.96%
Other real estate owned	$5,151	$5,935	$4,005	$7,316	$1,906	$1,155	$1,519
Non-performing assets	26,578	33,595	26,352	36,949	24,148	11,496	5,906
Non-performing non-covered assets to total non-covered assets	1.75%	2.80%	2.16%	3.02%	4.68%	4.97%	2.62%
Allowance for loan losses to total non-covered loans (8)	1.03%	1.29%	1.20%	1.24%	2.94%	4.36%	1.29%
Allowance for loan losses to non-performing non-covered loans (8)	72.54%	55.68%	65.26%	50.73%	68.02%	97.01%	65.56%
Net charge-offs	$498	$1,432	$5,466	$9,547	$5,250	$4,622	$195
Net charge-offs to average non-covered loans	0.04%	0.48%	0.45%	1.10%	1.41%	2.04%	0.09%
Asset Quality – Covered Assets (6)
Non-performing loans	$10,416	$45,299	$10,504	$6,993	$8,084	$0	$0
Non-performing loans to total covered loans	10.21%	37.57%	9.77%	5.54%	4.90%	0.00%	0.00%
Other real estate owned	$4,263	$6,363	$4,109	$6,166	$5,342	$0	$0
Non-performing assets	14,679	51,662	14,613	13,159	13,426	0	0
Non-performing assets to total covered assets	13.81%	40.70%	13.09%	9.94%	7.89%	0.00%	0.00%
Other Information
Efficiency ratio	57.5%	62.8%	53.9%	74.6%	40.9%	121.3%	103.8%
Loan to deposit ratio	117%	82%	113%	96%	72%	73%	94%

(1)	On September 17, 2011, we completed our acquisition of Berkshire Bancorp, Inc. All transactions since the acquisition date are included in our consolidated financial statements.

(2)	During the third quarter of 2010, we acquired two banks in FDIC assisted transactions. All transactions since the acquisition dates are included in our consolidated financial statements.
(3)	Effective September 17, 2011, Customers Bank reorganized into the holding company structure pursuant to which all of the issued and outstanding common stock of the Bank was exchanged on a three to one basis for common stock of Customers Bancorp. All share and per share information for periods prior to the reorganization has been restated retrospectively to reflect the reorganization.
(4)	Includes available-for-sale and held-to-maturity investment securities.
(5)	In 2012, loans held for sale included $1,248,935 of mortgage warehouse loans at fair value.
(6)	Certain loans and other real estate owned (described as “covered”) acquired in the two FDIC assisted transactions in 2010 are subject to loss sharing agreements between Customers Bank and the FDIC. If certain provisions within the loss sharing agreements are maintained, the FDIC will reimburse Customers Bank for 80% of the unpaid principal balance and certain expenses. A loss sharing receivable was recorded based upon the credit evaluation of the acquired loan portfolio and the estimated periods for repayments. Loans receivable and assets that are not subject to the loss sharing agreement are described as “non-covered”.
(7)	Our selected financial data contains non-GAAP (Generally Accepted Accounting Principles) financial measures calculated using non-GAAP amounts. These measures include tangible common equity, tangible book value per common share and tangible common equity to tangible assets. Management uses these non-GAAP measures to present historical periods comparable to the current period presentation. In addition, we believe the use of these non-GAAP measures provides additional clarity when assessing our financial results and use of equity. These disclosures should not be viewed as substitutes for results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. We calculate tangible common equity by excluding preferred stock and goodwill from total shareholders’ equity. Tangible book value per common share equals tangible common equity divided by common shares outstanding. For a reconciliation of tangible common equity, tangible book value per common share and tangible common equity to tangible assets to the most directly comparable GAAP measure for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, see our Annual Report on Form 10-K for the year ended December 31, 2012, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2012. Below is a reconciliation of tangible common equity, tangible book value per common share and tangible common equity to tangible assets to the most directly comparable GAAP measure for the quarters ended March 31, 2013 and 2012.
(8)	Allowance for loan losses used for this calculation excludes the portion related to purchased credit-impaired (or PCI) loans of $11.3 million in 2012.

A reconciliation of shareholders’ equity to tangible common equity is set forth below.

	As of or for the Quarter ended March 31,		As of or for the year ended December 31,
	2013	2012	2012	2011 (1)	2010 (2)	2009	2008
Shareholders’ equity	$276,910	$151,308	$269,475	$147,748	$105,140	$21,503	$16,849
Less: Preferred stock	—	—	—	—	—	—	(980)
Intangible assets	(3,686)	(3,701)	(3,689)	(3,705)	—	—	—

Tangible common equity	$273,224	$147,607	$265,786	$144,043	$105,140	$21,503	$15,869

Shares outstanding	18,483	11,348	18,460	11,348	8,398	1,841	674
Book value per share	$14.98	$13.33	$14.60	$13.02	$12.52	$11.68	$25.01
Less: effect of excluding intangible assets and preferred stock	(0.20)	(0.33)	(0.20)	(0.33)	—	—	(1.45)

Tangible book value per share	$14.78	$13.01	$14.40	$12.69	$12.52	$11.68	$23.56

Total assets	$3,458,624	$1,975,592	$3,201,234	$2,077,532	$1,374,407	$349,760	$274,038
Less: intangible assets	(3,686)	(3,701)	(3,689)	(3,705)	—	—	—

Total tangible assets	$3,454,938	$1,971,891	$3,197,545	$2,073,827	$1,374,407	$349,760	$274,038

Equity to assets	8.01%	7.66%	8.42%	7.11%	7.65%	6.15%	6.15%
Less: effect of excluding intangible assets and preferred stock	(0.10)	(0.17)	(0.11)	(0.16)	—	—	(0.36)

Tangible common equity to tangible assets	7.91%	7.49%	8.31%	6.95%	7.65%	6.15%	5.79%

RISK FACTORS

Your investment in the notes involves substantial risks. In consultation with your own advisers, you should carefully consider, among other matters, the factors set forth below and in the accompanying prospectus as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for you. See “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and our Current Report on Form 8-K dated July 22, 2013, which are incorporated herein by reference. If any of the risks contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the market price of the notes could decline and you may lose all or part of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements” sections in this prospectus supplement and in the accompanying prospectus.

Risks Relating to the Notes

There are limited covenants in the Indenture.

In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we and our subsidiaries may incur additional debt or other liabilities, including additional senior debt, under the Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

Our indebtedness, including the indebtedness we or our subsidiaries may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

In addition, we are not restricted under the Indenture from granting security interests in our assets provided we also secure our senior notes, as described under “Description of Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” in this prospectus supplement, or from paying dividends or issuing or repurchasing securities other than senior debt.

Moreover, the Indenture does not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations. You are also not protected under the Indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Notes—Merger, Consolidation, Sale, Lease or Conveyance” and “—Certain Covenants” in this prospectus supplement.

An investment in the notes is not a bank deposit, is not FDIC insured and is subject to risk of complete loss.

Your investment in the notes is not a bank deposit and will not be insured by the FDIC or any other governmental agency. Your investment will be subject to investment risk, including changes in market value, and you must be capable of affording the loss of your entire investment.

We have broad discretion to determine how to use the proceeds of this offering, and we may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We have not allocated the net proceeds from this offering for any specific purposes, and we could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of the notes or otherwise in ways with which you do not agree. We have not established a timetable for the effective deployment of the net proceeds and we cannot predict how long that will take. If we do not invest or apply the net proceeds of this offering effectively and on a timely basis, it could have a material adverse effect on our business and could cause the market price, if any, of the notes to decline.

Customers Bank’s ability to pay dividends or lend funds to us is subject to regulatory limitations which, to the extent we need but are not able to access such funds, may prevent us from making principal and interest payments due on our debt obligations, including our obligations under the notes.

The notes will be exclusively our obligations and not those of our subsidiaries. We are a Pennsylvania registered bank holding company currently regulated by the Board of Governors of the Federal Reserve System (or Federal Reserve), and almost all of our operating assets are owned by Customers Bank. We rely primarily on dividends from Customers Bank to pay cash dividends to our stockholders, to pay principal and interest on our debt obligations and for distributions, if any, to our shareholders or to repurchase shares. The Federal Reserve regulates all capital distributions, such as dividends, by Customers Bank directly or indirectly to us, including dividend payments. Generally, Customers Bank is required to pay dividends only from current earnings and from funds lawfully available, and cannot pay dividends in excess of its current year’s earnings, plus the last two years’ earnings, without prior Federal Reserve approval. As the subsidiary of a bank holding company, Customers Bank must file an application with the Federal Reserve to receive the approval of the Federal Reserve for a proposed capital distribution.

In addition, Customers Bank may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements or the Federal Reserve notified Customers Bank that it was in need of more than normal supervision. Under the prompt corrective action provisions of the Federal Deposit Insurance Act (or FDIA) an insured depository institution such as Customers Bank is prohibited from making a capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is used in the FDIA). Payment of dividends by Customers Bank also may be restricted at any time at the discretion of the Federal Reserve if it deems the payment to constitute an unsafe or unsound banking practice. There is no assurance that Customers Bank will be able to pay dividends at past levels, or at all, in the future.

In addition to regulatory restrictions on the payment of dividends, Customers Bank is subject to certain restrictions imposed by federal law on any extensions of credit it makes to its affiliates and on investments in stock or other securities of its affiliates. We are considered an affiliate of Customers Bank. These restrictions prevent affiliates of Customers Bank, including us, from borrowing from Customers Bank, unless various types of United States government and other high quality collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of Customers Bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of Customers Bank’s capital stock and surplus.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. In addition, on July 2, 2013, the Federal Reserve adopted a final rule regarding new capital requirements based, in part, on Basel III. These rules, which are effective beginning January 1, 2014, increase the required leverage capital ratio and change the risk-weighted capital rules applicable to us and to Customers Bank.

If we do not receive sufficient cash dividends or are unable to borrow from Customers Bank, then we may not have sufficient funds to service our debt obligations, including our obligations under the notes.

The Dodd-Frank Act imposes further restrictions on transactions with affiliates and extensions of credit to executive officers, directors and principal shareholders, by, among other things, expanding covered transactions to include securities lending, repurchase agreements and derivatives activities with affiliates. These changes became effective on July 21, 2012.

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, including dividends payable to us from Customers Bank, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources, and dividends from Customers Bank, are insufficient to fund our debt service obligations, we may be unable to provide new loans, other products or to fund our obligations to existing customers and otherwise implement our business plans, or to the notes. As a result, we may be unable to meet our scheduled debt service obligations. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations, or seek to restructure our indebtedness, including the notes. We may not be able to consummate these transactions, and these proceeds may not be adequate to meet our debt service obligations then due.

Although the notes are “senior notes,” they will be effectively subordinate to all liabilities of our subsidiaries, including secured indebtedness, which increases the risk that we will be unable to meet our obligations on the notes when they mature.

The notes are our unsecured obligations. The notes will rank equal in right of payment with all of our secured and unsecured senior indebtedness and will rank senior in right of payment to all of our subordinated indebtedness. We have no other senior or secured indebtedness currently and, pursuant to the Indenture, if the Company incurs senior indebtedness, it is required to secure the notes at the same time with the same collateral. There are no assurances that the collateral securing our secured indebtedness, if any, will be sufficient to pay all our obligations under the notes and our other secured indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the notes only after all of our secured debt that is then-outstanding has been paid in full from the assets securing that secured debt. The notes would then share equally with holders of any other senior indebtedness to the extent assets are available to pay the amounts due on any or all of the notes then-outstanding and such other similar indebtedness.

The notes will be our obligations only, are not obligations of or deposits in Customers Bank or our other subsidiaries, and are not guaranteed by any of our subsidiaries.

In addition, the notes will be structurally subordinated to all secured and unsecured indebtedness, existing and future liabilities, including trade payables and lease obligations, of each of our present and future subsidiaries. Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or reorganization or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of our depositors and other creditors of our present and future subsidiaries, except to the extent that we may be recognized as a creditor with recognized claims against the subsidiary. Our present and future subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of June 30, 2013, our subsidiaries’ direct principal borrowings and deposit liabilities totaled approximately $3.4 billion.

We and our subsidiaries may incur substantial additional indebtedness. This could increase the risks associated with the notes.

As of June 30, 2013, after giving effect to this offering and the application of the net proceeds therefrom (excluding the accrued interest paid by the purchasers) as described under “Use of Proceeds,” we would have had approximately $682 million of total indebtedness, of which approximately $1.0 billion would have been available for borrowings from the Federal Home Loan Bank Pittsburgh, Federal funds and the Federal discount window.

We and our subsidiaries generally are not limited in incurring substantial additional indebtedness, including secured indebtedness in the future.

If we incur any additional indebtedness that ranks equally with the notes, including additional secured or unsecured indebtedness, the holders of that indebtedness will be entitled to share ratably with holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of the notes in connection with such a distribution.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	may adversely affect the value or liquidity of the notes in the market.

There may be no active trading market for the notes.

The notes will be new issues of securities with no established trading markets. Although we have applied to have the notes listed on the NASDAQ Global Select Market, there can be no assurance that an active trading market for the notes will develop, or, if one does develop, that it will be maintained. Although the underwriters have advised us that, following completion of the offering of notes, the underwriters currently intend to make secondary markets in the notes, they are not obligated to do so and, if they commence market making, may discontinue any market-making activities at any time without notice. If an active trading market for the notes does not develop or is not maintained, the market or trading price and liquidity of the notes may be adversely affected. If the notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and our financial condition and results of operations, including our levels of indebtedness, and other factors.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the prices realizable from sales of the notes in any secondary market will be affected by the supply and demand of the notes, the interest rate, the ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, may have an impact on the market value of the notes:

•	yields on U.S. Treasury obligations and expectations about future interest rates;

•	actual or anticipated changes in our financial condition or results, including our levels of indebtedness;

•	general economic conditions and expectations regarding the effects of national policies;

•	views of securities issued by both holding companies and similar financial service firms; and

•	the market for similar securities.

Holders of the notes will have limited rights if there is an event of default.

For all types of default, including default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the notes, the acceleration of the principal amount of the notes can only be activated by the trustee or the holders of at least a majority in principal amount of the outstanding notes.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the Securities Act of 1933, or Securities Act, and the Securities Exchange Act of 1934, or Exchange Act. These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” in this prospectus supplement, the accompanying prospectus supplement and the reports we file with the SEC under the Exchange Act, including our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and our Current Report on Form 8-K dated July 22, 2013, that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. This information is based upon various assumptions that may not prove to be correct. Important factors to consider and evaluate in such forward-looking statements include:

•	The availability and adequacy of cash flow to meet our debt service requirements under the notes;

•	The operating restrictions and other restrictive covenants in our debt agreements;

•	Changes in the external competitive market factors that might impact our results of operations;

•	Changes in laws and regulations, including, without limitation, changes in capital requirements under the Basel III capital proposals;

•	Changes in our business strategy or an inability to execute our strategy due to the occurrence of unanticipated events;

•	Our ability to identify potential candidates for, obtain regulatory approval of, and consummate, acquisition or investment transactions, including our investment in Religare;

•	The timing of acquisition or investment transactions, including our investment in Religare;

•	Our failure to complete any or all of the transactions described herein or in the documents incorporated herein by reference on the terms currently contemplated;

•	Local, regional and national economic conditions and events and the impact they may have on us and our customers;

•	Targeted or estimated returns on assets and equity, growth rates and future asset levels;

•	Our ability to attract deposits and other sources of liquidity and capital;

•	Changes in the financial performance and/or condition of our borrowers;

•	Changes in the level of non-performing and classified assets and charge-offs;

•

Changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, as well as changes in borrowers payment behavior and credit worthiness;

•	Changes in our capital structure resulting from future capital offerings, acquisitions or investments;

•	Inflation, interest rate, securities market and monetary fluctuations;

•

The effects on our mortgage warehouse lending and retail mortgage businesses of changes in the mortgage origination markets, including changes due to changes in monetary policies, interest rates and the regulation of mortgage originators, services and securitizers;

•	Timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

•	Changes in consumer spending, borrowing and saving habits;

•	Technological changes;

•	Our ability to grow, increase market share and control expenses and maintain sufficient liquidity;

•	Volatility in the credit and equity markets and its effect on the general economy;

•	The potential for customer fraud, especially in our mortgage warehouse lending business;

•

Effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•

The businesses of Customers Bank and any acquisition targets or merger partners and subsidiaries not integrating successfully or such integration being more difficult, time-consuming or costly than expected;

•	Material differences in the actual financial results of merger and acquisition activities or investments compared with expectations; and

•	Our ability to liquidate investments at times and on terms favorable to us.

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond our control. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents. Except as required by law, we undertake no obligations to update any forward-looking statements. Accordingly, you should also carefully consider the factors set forth in other reports or documents that we file from time to time with the SEC.

USE OF PROCEEDS

We estimate that our net proceeds to us from the sale of the notes in this offering will be approximately $52,634,000, or approximately $60,564,000 if the underwriters exercise in full their option to purchase up to an additional $8,250,000 in principal amount of notes, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from the sale of the notes in this offering to invest in Customers Bank, fund our organic growth and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to pursue acquisitions in our current and prospective markets. We have not identified the amounts we will spend on any specific purpose. The amounts we actually expend for any purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. While we regularly assess potential acquisition or investment opportunities, we currently do not have any agreements, arrangements or understandings for any acquisitions or investments that would require the use of any of the net proceeds of this offering. Accordingly, we will retain broad discretion over the use of these net proceeds.

Pending application of the net proceeds as described above, we intend to place the net proceeds in bank accounts at Customers Bank.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2013 on an actual basis, on an as adjusted basis to give effect to our May 2013 Offering, and on a further as adjusted basis to give effect to both our May 2013 Offering and our sale of $55,000,000 in notes in this offering. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those statements, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At March 31, 2013
	Actual	As Adjusted for May 2013 Offering	As Further Adjusted for May 2013 Offering and this Offering of Notes
	(unaudited) (dollars in thousands, except share and per share data)
Cash and cash equivalents	$181,140	$278,829	$331,463
Deferred debt issuance costs	0	0	2,366

	$181,140	$278,829	$333,829

Total Debt:
6.375% senior notes due 2018	0	0	55,000
Federal Funds Purchased(1)	90,000	90,000	90,000
Other borrowings(1)	537,000	537,000	537,000
Subordinated debt(1)	2,000	2,000	2,000

Total Debt	$629,000	$629,000	$684,000

Shareholders’ equity:
Preferred stock; 100,000,000 authorized, none issued	0	0	0
Common stock, par value $1.00 per share; 100,000,000 shares of Voting Common Stock authorized, 13,791,016 shares issued and outstanding (actual) and 19,970,122 shares outstanding (as adjusted for May 2013 Offering); 100,000,000 shares of Class B Non-Voting Common Stock authorized, 4,691,897 shares issued and outstanding (actual) and 4,691,897 shares outstanding (as adjusted for May 2013 Offering)	18,531	24,710	24,710
Additional paid-in capital	213,022	304,532	304,532
Retained earnings	45,503	45,503	45,503
Accumulated other comprehensive income	354	354	354
Less: cost of treasury stock, 47,619 shares at March 31, 2013	(500)	(500)	(500)

Total shareholders’ equity	$276,910	$374,599	$374,599

Total capitalization	$905,910	$1,003,599	$1,058,599

(1)	Represents indebtedness of Customers Bank only.

RATIO OF EARNINGS TO FIXED CHARGES

The following unaudited table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	For the Quarter Ended June 30,	For the Years Ended December 31,
	2013	2012	2011	2010	2009	2008
Earnings to Fixed Charges:
Excluding interest on Deposits	35.88X	53.69X	10.73X	66.59X	-20.80X	0.04X
Including interest on Deposits	3.17X	2.66X	1.26X	3.47X	-1.09X	0.85X

These ratios pertain to Customers Bancorp and our subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits.

DESCRIPTION OF NOTES

The notes will be a series of our senior debt securities as described in the accompanying prospectus under “Description of Debt Securities.” The notes will be issued under an indenture to be dated July 30, 2013, referred to as the base indenture, between us and Wilmington Trust, National Association, a national banking association, as trustee, referred to as the Trustee, as supplemented by a supplemental indenture with respect to the notes. In this prospectus supplement, we refer to the base indenture, as supplemented by the supplemental indenture, as the Indenture. The following description of the notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the Indenture. Wherever we refer to particular sections or defined terms of the Indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. The following description of the particular terms of the notes replaces any inconsistent information set forth under the heading “Description of Debt Securities” in the accompanying prospectus.

General

The notes will be issued pursuant to the Indenture. The notes will constitute a separate series of senior debt securities under the Indenture and will be issued in an initial aggregate principal amount of $55,000,000 and will mature on July 31, 2018, the maturity date. The notes will not be subject to defeasance. The notes will be issued only in fully registered book-entry form without coupons and in minimum denominations of $25 and integral multiples of $25 in excess thereof. Currently, there is no public market for the notes.

We may, without the consent of any of the holders of the notes, create and issue additional senior debt securities of the same series as the notes, or the same-series debt securities, or create and issue a new series of senior debt securities. Such same-series debt securities would have the same terms as the notes in all respects, except for the issue date, the offering price, the initial record date, and, under some circumstances, the initial interest payment date. The notes offered by this prospectus supplement and any same-series debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the Indenture.

The notes will bear interest at the rate of 6.375% per year, accruing from July 30, 2013. Interest on the notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2013, each being an interest payment date, to the persons in whose names the notes are registered at the close of business on the preceding March 1, June 1, September 1 and December 1, respectively. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity date of the notes is not a business day, then payment of the principal and interest shall be made on the next succeeding business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date or maturity date, as the case may be, to the date payment is made. In the event a payment of principal or interest is not timely paid, interest will be payable on the overdue amount at 6.375% per year, to the extent permitted by law.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders have rights under the Indenture and beneficial owners will have to exercise their rights through participants in DTC. Payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See “Book-Entry, Delivery and Form of Notes” in this prospectus supplement for more information.

The Indenture contains only certain limited covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries, including a covenant that restricts us from issuing senior indebtedness with a maturity date, redemption date, redemption, call option or right or similar repurchase right, or any rights of defeasance, prior to the maturity date of the notes. In the event we issue any secured indebtedness, the indenture requires us to equally and ratably secure the notes. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality, except to the extent described under the headings “— Merger, Consolidation, Sale, Lease or Conveyance” and “— Certain Covenants” below.

The notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase or call by us or at the option of the holders. In addition, the notes will not be convertible into, or exchangeable for, any other securities and we will not have the right to redeem or defease the notes prior to maturity.

The notes will not be deposits or other obligations of any of our subsidiaries and will not be insured by the FDIC or any other governmental agency or instrumentality.

We may from time to time purchase the notes in the open market or otherwise.

Interest

Interest on the notes will accrue at the rate of 6.375% per annum, accruing from July 30, 2013. Interest on the notes will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning September 15, 2013. We will make each interest payment to the registered holders of notes at the close of business on the March 1, June 1, September 1 or December 1 next preceding the applicable interest payment date. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including July 30, 2013 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal shall be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be, to the date payment is made. A “business day” means any day except a Saturday, a Sunday or a day on which banking institutions in the City of New York, the City of Wilmington, Delaware or a place of payment on which banking institutions are authorized or required by law, regulation or executive order to close.

Listing

We have applied to list the notes on the NASDAQ Global Select Market. If the listing is approved, we expect trading in the notes to begin within 30 days of the pricing of the offering of the notes.

Events of Default; Waiver

An “event of default,” when used in the Indenture, means any of the following:

•	our default in the payment of any interest on the notes when due, and continuance of such default for a period of 30 days;

•	our default in the payment of any principal or any premium on the notes when due;

•

our failure to perform any other covenant or agreement in the Indenture and the continuance of such default or breach for a period of 90 days after notice to us by the Trustee or the holders of at least 25% in aggregate principal amount of the notes by notice to us and the Trustee specifying such failure and requiring it to be remedied;

•

a court having jurisdiction or the FDIC enters a decree or order for relief in respect of us or a Significant Subsidiary in an involuntary case or preceding under any applicable bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, conservator, liquidator, assignee, custodian, trustee (or similar official) of us or a Significant Subsidiary for all or substantially all of our or its property, or ordering the liquidation or winding up of our affairs, shall have been entered, and such decree or order remains unstayed and in effect for a period of 60 days;

•

we or a Significant Subsidiary commence a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of an order for relief in an involuntary case or proceeding under any such law, or consent by us or a Significant Subsidiary to the appointment of a custodian, receiver, conservator, liquidator, assignee, trustee (or other similar official) of us or a Significant Subsidiary for all or substantially all of our or its property, or the making by us or a Significant Subsidiary of an assignment for the benefit of creditors, or our or a Significant Subsidiary’s general inability to pay our or their debts when they become due; or

•

a default under any bond, debenture, note, mortgage, indenture, instrument or other evidence of indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $1,000,000, or under any mortgage, indenture or instrument (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or a Material Subsidiary having an aggregate principal amount outstanding of at least $1,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled. For purposes of this provision, obligations of us or a Material Subsidiary pursuant to a lease that are required (as opposed to elected to be treated) to be treated as capitalized leases under GAAP are excluded from the definition of indebtedness.

“Significant Subsidiary” means any one or group of our direct or indirect subsidiaries that would be considered a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, and includes Customers Bank.

A “Material Subsidiary” means Customers Bank or any successor thereof or any of our subsidiaries that is a depository institution and that has consolidated assets equal to 30% or more of our consolidated assets.

If an event of default occurs and continues, the Trustee by notice to us or the holders of at least 25% in aggregate principal amount of the outstanding notes by notice to us and the Trustee may declare the entire principal of and all accrued but unpaid interest on all the notes to be due and payable immediately, subject to limited circumstances in which the entire principal amount of and premium, if any, on and all accrued but unpaid interest on all the notes will automatically become due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of at least 25% in principal amount of the outstanding notes.

The Indenture also provides that the holders of at least 25% in principal amount of the notes may waive any existing default with respect to the notes and its consequences, except a default in the payment of the principal on and premium, if any, on and interest on the notes, or a default of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of the notes.

The holders of at least 25% in principal amount of the notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines may be unduly prejudicial to the holders of the notes not joining in the direction or that may involve the Trustee in personal liability. In addition, the Trustee may take any other action consistent with the Indenture relating to any such direction received from the holders of the notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of notes unless such holders have offered to the Trustee indemnity satisfactory to the Trustee. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the Indenture or such note unless:

•	such holder has previously given the Trustee written notice of a continuing event of default with respect to the notes;

•	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy;

•	such holders offered to the Trustee security or indemnity acceptable to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of or interest on any note, the Trustee may withhold notice of a default or event of default if it in good faith determines that withholding the notice is in the interests of the holders of the notes. We are required to deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default. Promptly upon becoming aware of any default or event of default, we are required to deliver to the Trustee a statement specifying such default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the notes.

Ranking

The notes will be senior unsecured indebtedness of Customers Bancorp, which will rank equally with our other future secured and unsecured senior indebtedness. As of June 30, 2013, we had no outstanding secured debt or other senior debt. Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in any distribution of the assets of our subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, including, in the case of Customers Bank, its depositors, except to the extent that we may be a creditor of such subsidiary and our claims as a creditor are recognized. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations, both secured and unsecured.

We are an entity separate and distinct from our subsidiaries. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of June 30, 2013, our subsidiaries’ direct principal borrowings and deposit liabilities totaled approximately $3.4 billion. See the “Risk Factors” section in this Prospectus Supplement and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our Current Report on Form 8-K dated July 22, 2013.

Merger, Consolidation, Sale, Lease or Conveyance

We will not merge or consolidate with or merge into any person, or sell, lease or convey, in a single transaction or in a series of transactions, all or substantially all of our assets to any person, unless:

•

we are the continuing corporation, or the successor that acquires all or substantially all of our assets is organized under the laws of the United States or a state thereof and expressly assumes all our obligations under the notes and the Indenture;

•	immediately after giving effect to such merger, consolidation, sale, lease or conveyance there is no default (as defined above) or event of default under the Indenture; and

•

we shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and any applicable supplemental indenture, complies with the terms of the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

Upon any such consolidation or merger, sale, lease or conveyance, the successor formed, or into which we are merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, us under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, we will be released from all our liabilities and obligations under the Indenture and under the notes, except that we will not be relieved from our obligation to pay the principal of and interest on the notes unless the transaction is a sale, conveyance or other disposition of all or substantially all of our assets.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants

Subject to certain exceptions, the Indenture:

•

prohibits us from issuing any senior debt with a maturity date prior to the maturity date of the notes, or senior debt providing for our ability to call, redeem or defease such senior debt prior to the maturity date of the notes;

•

prohibits us from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and we cannot permit a Material Subsidiary to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary unless we will own, directly or indirectly, free and clear of any liens, at least 80% of the issued and outstanding voting stock of a Material Subsidiary after giving effect to that transaction.

Furthermore, we will not permit a Material Subsidiary to:

•

merge or consolidate with or into any corporation or other person, unless we are the surviving corporation or person, or unless we will own, directly or indirectly, free and clear of any liens, at least 80% of the surviving corporation’s issued and outstanding voting stock;

•

lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless we will own, directly or indirectly, free and clear of any liens, at least 80% of the issued and outstanding voting stock of that corporation or other person; or

•

pay any dividend in a Material Subsidiary’s voting stock or make any other distribution in its voting stock, unless the Material Subsidiary to which the transaction relates, has obtained any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the notes, and, upon such payment or distribution, we own, directly or indirectly, free and clear of any liens, at least 80% of the issued and outstanding voting stock and 80% of the value of all capital stock of such Material Subsidiary.

However, we may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification as required by law of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by us or any of our subsidiaries acting in a fiduciary capacity for any person other than us or any of our subsidiaries; (iii) made in connection with the consolidation of us with or the sale, lease or conveyance of all or substantially all of the assets of us to, or the merger of us with or into, any other person (as to which the covenant described above under the heading “— Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by us of another entity; provided that in the case of (i)-(iv), after giving effect to such transaction, (y) at least 80% of the issued and outstanding voting stock and 80% of the value of all capital stock of such entity will be owned, directly or indirectly, free and clear of any liens, by us and (z) our consolidated assets will be at least equal to 80% of our consolidated assets prior to the transaction. These covenants will not prohibit any Material Subsidiary from selling or transferring assets pursuant to any securitization transaction or pledging any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, to secure advances from the Federal Home Loan Bank of Pittsburgh advances and reverse repurchase agreements.

Furthermore, for so long as the notes are outstanding, we will not, nor will we permit a Material Subsidiary or any of our other subsidiaries to, incur debt secured by any shares of voting stock or capital stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock or capital stock) without making effective provision for securing the notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that we continue to own at least 80% of the issued and outstanding voting stock and capital stock of a Material Subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•

liens for taxes, assessments or other governmental charges or levies (i) which are not yet due or payable without penalty, (ii) which we are contesting in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $300,000 in amount; or

•

lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as we have set aside on our books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $1,000,000.

The Indenture also contains customary covenants and restrictions applicable to us including agreements to duly and punctually make principal, premium, if any, and interest payments on the notes, provide our annual and quarterly reports and other SEC filed documents to the Trustee, deliver to the Trustee annually a statement from our applicable officers regarding whether or not they have knowledge of any default or event of default, pay taxes, maintain our corporate existence and that of our Significant Subsidiaries, maintain our branch and office locations, maintain appropriate insurance and maintain an independent paying agent.

The holders of no less than a majority in aggregate principal amount of the notes may waive compliance in a particular instance by us with any provision of the Indenture or the notes, including the foregoing covenants, except as otherwise stated below under “— Modification of the Indenture.”

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when:

(1)	either:

(i)	all notes that have been authenticated and delivered, except lost, stolen or destroyed notes that have been replaced or paid, have been delivered to the Trustee for cancellation; or

(ii)	all notes that have not been delivered to the Trustee for cancellation have become due and payable or shall become due and payable and we have irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the notes, funds in such amounts as will be sufficient to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity and we have delivered irrevocable instructions to the Trustee to apply the deposited funds toward the payment of the notes at maturity; and

(2)	we have paid all other sums payable by us under the Indenture with respect to the notes; and

(3)	we have delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the notes have been satisfied.

Defeasance

The notes may not be defeased.

Modification of the Indenture

Except as set forth below, modification and amendment of the Indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes then outstanding voting as a single class.

We and the Trustee may modify or amend the Indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of definitive notes;

•	to provide for the assumption of our obligations by a successor in accordance with the covenant described above under “— Merger, Consolidation, Sale, Lease or Conveyance;”

•	to conform the text of the Indenture or the notes to any provision of the “Description of Notes” section in this prospectus supplement;

•	to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect their legal rights under the Indenture;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, referred to as the Trust Indenture Act;

•	to provide for the issuance of and establish the form and terms and conditions of securities of any series as permitted by the Indenture;

•	to add one or more guarantors or collateral for the notes;

•	to add additional obligors under the Indenture and the notes; or

•

to evidence and provide for a successor Trustee with respect to the notes and to add to or change any of the provisions of the Indenture necessary to facilitate the administration of the trusts thereunder by more than one Trustee.

Subject to certain conditions, holders of a majority in aggregate principal amount of the notes voting as a single class may waive compliance by us with any provision of the Indenture or the note in particular instances, except that no modification or amendment of the Indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following (with respect to any notes held by a nonconsenting holder):

•	change the stated maturity of the principal of, or interest on, any note;

•

reduce the principal amount of any note or reduce the rate of, or extend or change the time for payment of, interest on any note (including default interest or interest on overdue amounts of principal, premium and interest);

•	waive the right of the holders to receive payment of the principal of, premium on, if any, or interest, if any, on the notes;

•	waive a default or event of default in the payment of the principal of, premium on, if any, or interest, if any, on the notes.

•	change the currency of payment of principal of or interest on any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for amendment, supplement or waiver of the Indenture;

•	change certain provisions of the Indenture related to waiver of certain defaults; or

•	modify such provisions with respect to amendment and waiver.

Outstanding Notes; Determinations of Holders’ Actions

Notes outstanding at any time are the notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A note does not cease to be outstanding because we or an affiliate of us holds the note; provided, that in determining whether the holders of the requisite principal amount of notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, notes owned by us or an affiliate of us will be disregarded and deemed not to be outstanding. If the paying agent irrevocably holds on a maturity date money or securities sufficient to pay notes payable on that date, then immediately after such maturity date such notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or at a meeting of holders of the notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability

None of our directors, officers, employees, or shareholders, as such, or any successor person thereof, will have any liability for any obligations of us under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a note, by accepting a note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver does not affect any liabilities under the federal securities laws.

Trustee

Wilmington Trust, National Association will act as trustee for the notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must comply with the applicable requirements under the Trust Indenture Act and have a combined capital and surplus of at least $250 million. The Trustee may resign by giving us written notice at least 30 days prior to the proposed resignation and may be removed as Trustee with respect to the notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding notes; or

•

by us if it (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) fails to have a combined capital and surplus of at least $250 million; (iii) becomes incapable of acting as Trustee; (iv) a custodian or public officer takes charge of the Trustee or its property; or (v) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, we will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will mail a notice of its succession to holders of the notes.

If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the notes, within 90 days after the Trustee has or acquired a conflicting interest, which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the notes issued under the Indenture. If the Trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

The Trustee and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under other indentures for us.

Notices

Any notices required to be given to the holders of the notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law

The Indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

BOOK-ENTRY, DELIVERY AND FORM OF NOTES

General

The notes will be issued in registered, global form in minimum denominations of $25 and integral multiples of $25 thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

The notes initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons, referred to as the global notes. The global notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under “— Exchange of Book-Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We do not take any responsibility for these operations and procedures and urge investors to contact the systems or their participants to directly discuss these matters. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as participants, and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, referred to as indirect participants. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the notes, see “— Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. We and the Trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Initial settlement for the notes will be made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for notes in certificated form and to distribute the certificated notes to its participants.

We believe that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but we do not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither we nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes

A global note is exchangeable for certificated notes in definitive, fully registered form without interest coupons if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days of becoming aware of this condition;

•	at our request, DTC notifies holders of the notes that they may utilize DTC’s procedures to cause the notes to be issued in certificated form, and such holders request such issuance; or

•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax consequences to you of the purchase, beneficial ownership and disposition of notes as of the date hereof. This summary is not intended to be a complete description of all of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies only to holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of the notes is sold to investors) and that hold the notes as “capital assets” for U.S. federal income tax purposes (generally, assets held for investment). This summary does not apply to you if you are a member of a class of holders subject to special rules, such as a dealer in securities or currencies; a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings; a bank or other financial institution; an insurance company; a tax-exempt organization; an entity treated as a partnership for U.S. federal income tax purposes and investors therein; a broker; a real estate investment trust; a regulated investment company; a controlled foreign corporation; a passive foreign investment company; a person that owns notes that are a hedge or that are hedged against interest rate risks; a person that owns notes as part of a straddle or conversion transaction for tax purposes; a person that purchases or sells notes as part of a wash sale for tax purposes; a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; a U.S. expatriate; or a person liable for alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any foreign, state or local tax consequences.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your independent tax advisors regarding this possibility.

This summary is based on the Internal Revenue Code of 1986, as amended (or the Code), its legislative history, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

If a partnership holds the notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its independent tax advisors with regard to the U.S. federal income tax treatment of an investment in the notes.

You should consult your independent tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes in light of your particular circumstances, as well as the effect of any relevant state, local, foreign or other tax laws.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of a note who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more “United States persons” as defined in the Code, each referred to as a United States person, have authority to control all of its substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. holder, this section does not apply to you and you should refer to “Non-U.S. Holders” below.

Payments of Interest. We expect, and the remainder of this summary assumes, that the notes will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, stated interest paid on a note generally will be taxable to you as ordinary interest income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes.

Purchase, Sale, Exchange, Redemption and Retirement of the Notes. Your tax basis in your note generally will be its cost. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount you realized on the sale, exchange, redemption, retirement or other taxable disposition of a note, excluding an amount equal to any accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other taxable disposition you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, generally will be subject to a 3.8% tax, referred to as the Medicare tax, on the lesser of (i) the U.S. holder’s “net investment income” (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income (or, in the case of a U.S. holder that is an estate or trust, the U.S. holder’s adjusted gross income) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status, and in the case of an estate or trust, the dollar amount at which its highest tax bracket begins for such taxable year). Your net investment income (or, in the case of an estate or trust, undistributed net investment income) generally will include your interest income and any net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive trading activities). If you are a U.S. holder that is an individual, estate or trust, you should consult your independent tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of a note who is neither a U.S. holder nor a partnership or other pass-through entity. If you are a U.S. holder, this subsection does not apply to you and you should refer to “ U.S. Holders” above.

Payments of Interest. Under U.S. federal income tax laws, and subject to the discussion of backup withholding below, if you are a non-U.S. holder of notes, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest with respect to the notes provided that (i) the payment of interest is not effectively connected with the conduct by you of a trade or business in the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., (ii) (A) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) you are not a controlled foreign corporation that is related directly or constructively to us through stock ownership and (C) we do not have actual knowledge or reason to know that you are a United States person, and (iii) you have furnished an Internal Revenue Service (“IRS”) Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or you hold the notes through certain foreign intermediaries or certain foreign partnerships, and you and the foreign intermediary or foreign partnership satisfy the certification requirements of applicable Treasury regulations.

If interest on the notes is not effectively connected with the conduct by you of a trade or business in the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., but you cannot satisfy the other requirements outlined above, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower rate if an income tax treaty applies).

If interest on the notes is effectively connected with the conduct by you of a trade or business within the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the U.S., you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder and, if you are a foreign corporation, you may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower rate if an income tax treaty applies). Any such interest will not also be subject to U.S. federal withholding tax, however, if you deliver to us a properly executed IRS Form W-8ECI or acceptable substitute form in order to claim an exemption from U.S. federal withholding tax.

Purchase, Sale, Exchange, Redemption and Retirement of the Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized unless (i) the gain is effectively connected with the conduct by you of a trade or business within the U.S. or, if an income tax treaty applies, is not attributable to a permanent establishment or fixed base in the U.S., or (ii) you are a nonresident alien individual, who is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met. If you are a non-U.S. holder who is described under (i) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as if you were a U.S. holder and, if you are a foreign corporation, you may also be subject to the branch profits tax as described above. If you are a non-U.S. holder who is described under (ii) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, retirement or other taxable disposition of notes, which may be offset by certain U.S. capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on the notes generally will be treated in the same manner as payments of interest made to you, as described above under “Non-U.S. Holder — Payments of Interest.”

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting requirements will apply to payments of principal and interest on the notes, in each case if such payments are made within the U.S. Such payments will be considered made within the U.S. if transferred to an account maintained in the U.S. or mailed to a U.S. address, and the amount is paid by or through a custodian, nominee or other agent that is a “U.S. Payor” or “U.S. Middleman” as defined below. Backup withholding will apply to such payments if you are a non-corporate U.S. holder that (i) fails to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fails to certify that you are not subject to backup withholding, or (iii) is notified by the IRS that you have become subject to backup withholding.

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In general, a person claiming to be a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the IRS Form W-8BEN or substitute form described above under “Payments of Interest” has been received and we do not have actual knowledge or reason to know that the holder is a United States person that is not an exempt recipient. The payment of proceeds of a sale of notes effected at the U.S. office of a broker generally will be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a U.S. Payor or U.S. Middleman, unless the broker has documentary evidence that you are not a United States person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a United States person. A “U.S. Payor” or “U.S. Middleman” includes:

•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for U.S. federal income tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of notes generally will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability as long as such holder provides the required information to the IRS.

FATCA

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (“FATCA”) impose a 30% withholding tax on certain amounts paid to a foreign entity (including “pass-thru” payments to certain persons) unless certain conditions are satisfied or unless the foreign entity is exempt from FATCA. FATCA would apply to, among other things, interest payments on certain debt obligations and gross proceeds from the sale or disposition of such obligations. As a general matter, the FATCA rules are designed to require U.S. persons’ direct and indirect ownership of non-U.S. accounts and non-U.S. entities to be reported to the IRS. Under final regulations issued by the U.S. Department of Treasury on January 17, 2013, as modified by IRS Notice 2013-43, withholding under FATCA will not apply to payments pursuant to certain obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding currently is not expected to be required on the notes. You should consult your independent tax advisors regarding the application of these requirements to your own situation.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “Plan”) subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the notes. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither Customers Bancorp, Inc. nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired by any person investing “plan assets” of any Plan, Plan Asset Entity or Non-ERISA Arrangement, unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition of the notes that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement, or (2) the acquisition and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or a statutory exemption, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated July 24, 2013, by and among us, Customers Bank and Janney Montgomery Scott LLC, as representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective principal amount of notes shown opposite its name below:

Underwriter	Principal Amount Of Notes
Janney Montgomery Scott LLC	27,250,000
Boenning & Scattergood, Inc.	25,000,000
MLV & Co. LLC	2,750,000

Total	$55,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ and trustees’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $0.50 per note. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.50 per note to certain other dealers. After the offering, the public offering price and concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters, the proceeds, before expenses, to us and the net proceeds after estimated expenses to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Per Note		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Public offering price(1)	100%	100%	$55,000,000	$63,250,000
Underwriting discounts and commissions	3.875%	3.875%	$2,131,250	$2,450,938
Proceeds to us, before expenses	96.125%	96.125%	$52,868,750	$60,799,063
Net proceeds to us, after expenses	95.698%	95.698%	$52,634,000	$60,564,000

(1)	Plus accrued interest, if any, from July 30, 2013

Listing

We have applied to list the notes on the NASDAQ Global Select Market. If the listing is approved, we expect trading in the notes to begin within 30 days of the pricing of the offering of the notes.

Over-Allotment Option

We have granted the underwriters an option, exercisable within 30 days of the date of this prospectus supplement, to purchase up to an additional $8,250,000 in principal amount of notes, less the underwriting discounts and commissions, to cover over-allotments of notes, if any. If the underwriters exercise the over-allotment option in full, then the estimated net proceeds to us will be $60,564,000. The underwriters may exercise such option only to cover over-allotments in the sale of the notes offered by this prospectus supplement. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase an amount of additional notes proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, not to directly or indirectly:

•

offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any debt securities or sell or grant options, rights or warrants with respect to any debt securities of ours, or

•	enter into any swap or other derivatives arrangement that transfers to another person or entity, in whole or in part, any of the economic benefits or risks of ownership of such debt securities, or

•

file or cause to be filed a registration statement, including any amendments, with respect to the registration of debt securities of the Company (other than amendments to the Company’s existing registration statement relating to the notes), or

•	publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement without the prior written consent of Janney Montgomery Scott LLC.

This restriction terminates after the close of trading of the notes on and including the 60th day after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either:

•	during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period,

then in either case the expiration of the 60-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Janney Montgomery Scott LLC waives, in writing, such an extension.

Janney Montgomery Scott LLC may, in its sole discretion and at any time or from time to time before the termination of the 60-day period release all or any portion of the securities subject to the foregoing restrictions. There are no existing agreements between the underwriters and us, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option.

“Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Depending on the date that the notes begin trading on the NASDAQ Global Select Market, the underwriters may also engage in passive market making transactions in the notes on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period beginning on such date and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of the notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus supplement or the accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment, management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they may routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters regarding the notes will be passed upon for us by Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania. Certain legal matters relating to this offering will be passed upon for the underwriters by Jones Day.

EXPERTS

ParenteBeard LLC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Management’s report on the effectiveness of internal control over financial reporting and ParenteBeard LLC’s report on Customers Bancorp’s internal control over financial reporting are also incorporated in this prospectus supplement, the accompanying prospectus and elsewhere in the Registration Statement by reference to Customers Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012. Our financial statements as of December 31, 2012 are incorporated by reference in reliance on ParenteBeard LLC’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus supplement or the accompanying prospectus and information incorporated by reference into this prospectus supplement or the accompanying prospectus, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below that we previously have filed with the SEC.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013, as amended by the Annual Report on Form 10-K/A filed with the SEC on May 8, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2013; and

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Our Current Reports on Form 8-K filed with the SEC on each of January 31, 2013 (excluding the information furnished under Item 2.02 and 7.01 and the information incorporated by reference therein), February 5, 2013, March 4, 2013, April 10, 2013 (excluding the information furnished under Item 2.02 and the information incorporated by reference therein), April 24, 2013, May 9, 2013, May 16, 2013, May 22, 2013, May 29, 2013, June 27, 2013 (including the information furnished pursuant to Item 7.01), July 3, 2013, July 16, 2013 (excluding the information furnished under Item 2.02 and the information incorporated by reference in such Item) and July 22, 2013.

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus supplement and the accompanying prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus supplement and the termination of the offering.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our web site at http://www.customersbank.com or by requesting them from Glenn Yeager, Corporate Secretary, Customers Bancorp, Inc., 1015 Penn Avenue, Suite 103, Wyomissing, PA 19610; telephone (610) 933-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website that contains information about us at http://www.customersbank.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or the accompanying prospectus or any other report or document we file with or furnish to the SEC.

This prospectus supplement and the accompanying prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement regarding us and the notes, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

PROSPECTUS

$250,000,000

Customers Bancorp, Inc.

Debt Securities

Voting Common Stock

Class B Non-Voting Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Warrants

Units

We may offer and sell from time to time, in one or more transactions, up to $250,000,000 of the securities listed above. This prospectus provides you with a general description of these securities. Each time we offer any securities pursuant to this prospectus, we will provide the specific terms of the securities being offered, including the specific amounts, prices and other terms, in one or more supplements to this prospectus. The prospectus supplements also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplements, together with the information incorporated by reference into this prospectus, carefully before you invest in any of these securities.

Our Voting Common Stock is currently traded on the over-the-counter market under the symbol “CUUU.”

Investing in our securities involves substantial risks. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 2 of this prospectus.

These securities are not, savings accounts, deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities. If any agents, dealers or underwriters are involved in the sale of our securities, the applicable prospectus supplement will set forth any applicable commissions or discounts, as well as the net proceeds we receive from the sale of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2013.

ABOUT THIS PROSPECTUS

All references in this prospectus and any prospectus supplement to “Customers Bancorp,” “Customers,” the “Company,” “we,” “us,” “our,” or similar references refer to Customers Bancorp, Inc., and its subsidiaries on a consolidated basis, except where the context otherwise requires or as otherwise indicated.

This prospectus is part of a registration statement that Customers has filed with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, or Securities Act, using a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and may sell any combination of these securities in one or more offerings from time to time in the future, up to an aggregate offering amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the amounts, prices and other terms of the securities and the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus or any accompanying prospectus supplement.

This prospectus and any accompanying prospectus supplement does not contain all of the information set forth or incorporated by reference in the registration statement or the exhibits filed therewith. Statements contained or incorporated by reference in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that we file any agreement or document as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement, and, if made, such information or representation must not be relied upon as having been given or authorized. Neither this prospectus nor any prospectus supplement constitutes an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus or such prospectus supplement, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. The delivery of this prospectus or any prospectus supplement will not, under any circumstances, create any implication that the information is correct as of any time subsequent to the date of this prospectus or such prospectus supplement. You should assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or other offering materials is accurate only as of the dates of those documents or the documents incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not taken any action to permit a public offering of the securities offered by this prospectus or any prospectus supplement outside the United States or to permit the possession or distribution of this prospectus outside the United States, unless the applicable prospectus supplement so specifies. Persons outside the United States who come into possession of this prospectus or any prospectus supplement must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus or such prospectus supplement outside of the United States.

MARKET DATA

Market data contained or incorporated by reference in this prospectus or any prospectus supplement has been obtained from independent industry sources and publications as well as from research reports prepared for other purposes. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified the data

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obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained or incorporated by reference in this prospectus and any prospectus supplement.

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SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should carefully read this prospectus and any applicable prospectus supplement, including the documents incorporated by reference, which are described under the heading “Incorporation of Certain Documents by Reference” in this prospectus.

Customers Bancorp, Inc.

Customers Bancorp was incorporated in Pennsylvania in April 2010 to facilitate a reorganization into a bank holding company structure pursuant to which Customers Bank became a wholly-owned subsidiary of Customers Bancorp on September 17, 2011. Pursuant to the reorganization, all of the issued and outstanding shares of voting common stock, par value $1.00 per share, and Class B Non-Voting Common Stock, par value $1.00 per share, of Customers Bank were exchanged on a three-to-one basis for shares of voting common stock, par value $1.00 per share, or Voting Common Stock, and Class B Non-Voting Common Stock, par value $1.00 per share, respectively, of Customers Bancorp (i.e., each three shares of Customers Bank being exchanged for one share of Customers Bancorp). Customers Bank, which changed its name in 2010, was incorporated in 1994 and is a Pennsylvania state chartered bank and a member of the Federal Reserve System.

Customers Bancorp, through its wholly-owned subsidiary Customers Bank, provides financial products and services to small businesses, not-for-profits and consumers through its fourteen branches in Southeastern Pennsylvania (Bucks, Berks, Chester and Delaware Counties), Rye, New York (Westchester County) and Hamilton, New Jersey (Mercer County). Customers Bank also provides liquidity to the mortgage market nationwide through the operation of its mortgage warehouse business.

Our management team consists of experienced banking executives. The team is led by our Chairman and Chief Executive Officer Jay Sidhu, who joined Customers Bank in June 2009. Mr. Sidhu brings 36 years of banking experience, including 17 years as the Chief Executive Officer of Sovereign Bancorp, Inc. and Sovereign Bank and 4 years as Chairman of Sovereign Bancorp, Inc. and Sovereign Bank. In addition to Mr. Sidhu, most of the members of our current management team joined us following Mr. Sidhu’s arrival in 2009 and have extensive experience working together at Sovereign with Mr. Sidhu. This team has significant experience in building a banking organization, completing and integrating mergers and acquisitions, as well as developing existing valuable community and business relationships in our core markets.

Our principal executive offices are located at 1015 Penn Avenue, Suite 103, Wyomissing, Pennsylvania, 19610. Our telephone number is (610) 993-2000. Our Internet address is www.customersbank.com. Information on, or accessible through, our web site is not part of this prospectus or any prospectus supplement, other than documents that we file with the SEC that are incorporated herein or therein by reference.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus and any prospectus supplement, including the risk factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q and in other reports and information that we file with the SEC from time to time, in each case as those risk factors are amended or supplemented by our subsequent filings with the SEC. If any of these risks actually occur, they may materially harm our business, prospects, financial condition and results of operations and, as a result, the market price of our securities could decline and you could lose part or all of your investment. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking information within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended, or Exchange Act. These statements relate to future events or future predictions, including events or predictions relating to future financial performance, and are generally identifiable by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “plan,” “intend,” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are only predictions and estimates regarding future events and circumstances and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” in this prospectus or any accompanying prospectus supplement that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. This information is based upon various assumptions that may not prove to be correct. Important factors to consider and evaluate in such forward-looking statements include:

•	Changes in external competitive market factors that might impact results of operations;

•	Changes in laws and regulations, including, without limitation, changes in capital requirements under the Basel III capital proposals;

•	Changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events;

•	Our ability to identify potential candidates for, obtain regulatory approval of, and consummate, acquisition or investment transactions;

•	Our failure to complete any or all of the transactions described herein or in the documents incorporated by reference on the terms currently contemplated;

•	Local, regional and national economic conditions and events and the impact they may have on us and our customers;

•	Our ability to attract deposits and other sources of liquidity;

•	Changes in the financial performance and/or condition of our borrowers;

•	Changes in the level of non-performing and classified assets and charge-offs;

•	Changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	Changes in our capital structure resulting from future capital offerings or acquisitions;

•	Inflation, interest rate, securities market and monetary fluctuations;

•	Timely development and acceptance of new banking products and services and perceived overall value of these products and services by users;

•	Changes in consumer spending, borrowing and saving habits;

•	Technological changes;

•	Our ability to grow, increase market share and control expenses and maintain sufficient liquidity;

•	Volatility in the credit and equity markets and its effect on the general economy;

•	The potential for customer fraud, especially in our mortgage warehouse lending business;

•

Effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

•	Our ability to integrate currently contemplated and future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	Material differences in the actual financial results of merger and acquisition activities compared with expectations.

These forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond our control. Although the expectations reflected in the forward-looking statements are currently believed to be reasonable, future results, levels of activity, performance or achievements cannot be guaranteed. Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to, the dates of those documents.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities to fund our organic growth in a manner consistent with our growth strategy, to fund the acquisition of depository institutions through traditional unassisted and FDIC-assisted bank acquisitions, as well as through selective acquisitions of banking franchises and non-bank institutions that are consistent with our growth strategy, and for working capital and other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Consolidated ratio of earnings to fixed charges

The following unaudited table presents the consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for Customers Bancorp. You should read these ratios in conjunction with Exhibit 12.1 filed as an exhibit to the registration statement of which this prospectus is a part.

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Earnings to Fixed Charges:
Excluding interest on Deposits	53.69X	10.73X	66.59X	-20.80X	0.04X
Including interest on Deposits	2.66X	1.26X	3.47X	-1.09X	0.85X

Consolidated ratio of earnings to fixed charges and preferred stock dividend

The following unaudited table presents the consolidated ratio of earnings to fixed charges and preferred stock dividend requirements as defined in Item 503(d) of Regulation S-K for Customers Bancorp. You should read these ratios in conjunction with Exhibit 12.1 filed as an exhibit to the registration statement of which this prospectus is a part.

	For the Years Ended December 31,
	2012	2011	2010	2009	2008
Earnings to Fixed Charges and preferred stock dividend:
Excluding interest on Deposits	53.69X	10.00X	66.59X	-20.80X	0.04X
Including interest on Deposits	2.66X	1.26X	3.47X	-1.09X	0.85X

These ratios pertain to Customers Bancorp and our subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest expense. Fixed charges, including interest on deposits, include the foregoing items plus interest on deposits.

As part of the Berkshire Bancorp acquisition in September 2011, Customers Bancorp exchanged outstanding Berkshire TARP Shares Series A and Series B preferred shares for 2,892 shares of the Series A Shares of Customers Bancorp, having a liquidation preference of $1,000 per share, and 145 shares of the Series B Shares of Customers Bancorp, also having a liquidation preference of $1,000 per shares. On December 28, 2011, Customers Bancorp repurchased these preferred shares from the U.S. Treasury for $3.0 million.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, the common stock, the preferred stock, the depositary shares, the purchase contracts, the warrants and the units. The following summaries are not meant to be a complete description of each of these securities. This prospectus and any accompanying prospectus supplement describe the material terms for each security. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general provisions of the debt securities we may offer under this prospectus. Any applicable prospectus supplement relating to a specific offer of debt securities will provide additional information regarding the particular terms of the debt securities. You should read any prospectus supplement related to the specific debt securities being offered, as well as the provisions of the indenture and the form of debt security relating to such series debt securities that provide the terms of such debt securities.

We may offer under this prospectus secured or unsecured debt securities. The debt securities may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus will be issued under an indenture between us and a trustee. We have filed a copy of the form of indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. We have summarized select portions of the indenture below. The summary is not complete. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary below have the meanings specified in the indenture.

Customers Bancorp is a bank holding company and almost all of our operating assets are owned by Customers Bank. We are a legal entity separate and distinct from Customers Bank. We rely primarily on dividends from Customers Bank to meet our obligations. There are regulatory limitations on the payment of dividends directly or indirectly to us from Customers Bank. Accordingly, the debt securities will be effectively subordinated to all existing and future liabilities of Customers Bank, and holders of debt securities should look only to our assets for payments of the debt securities.

General

The indenture does not limit the aggregate principal amount of debt securities which we may issue and provide that we may issue debt securities under the indentures from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the debt securities of any series, issue debt securities having the same ranking and the same terms (other than the public offering price, issue date, payment of interest accruing prior to the issue date and, under some circumstances, the first interest payment date) as the debt securities of a previously issued series. Any additional debt securities having such identical terms, together with the debt securities of the applicable series previously issued, will constitute a single series of debt securities under the indenture. The indenture does not limit the amount of other indebtedness, or debt securities other than secured indebtedness, which we or our subsidiaries may issue.

Unless otherwise provided in a prospectus supplement, any senior debt securities we issue will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. Any subordinated debt securities we issue will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, which term includes senior debt securities, as described below under “—Subordination.” In certain events of insolvency, the subordinated debt securities will also be subordinated to certain other financial obligations, also described below under “—Subordination.”

Because Customers Bancorp is a holding company, our rights and the rights of our creditors, including holders of debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that Customers Bancorp is a creditor of the subsidiary. The right of our creditors, including holders of debt securities, to participate in the distribution of stock owned by Customers Bancorp in some of our subsidiaries, including our banking subsidiaries, may also be subject to approval by bank regulatory authorities having jurisdiction over these subsidiaries.

Each prospectus supplement will describe the following terms of the offered debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the principal payment dates;

•

the interest rates, if any, which rate may be zero if the debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

•	the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

•	the interest payment dates and regular record dates;

•

the place or places where the principal of, any premium or interest on any debt securities will be payable, where any of debt securities may be surrendered for registration of transfer or exchange, and where any debt securities may be surrendered for conversion or exchange;

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whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

•

whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the holder’s option, and, if so, the dates or prices and the other terms on which the debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the debt securities so redeemed or purchased;

•	if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities will be issuable;

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whether the debt securities will be convertible into our common or preferred stock or other securities and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the debt securities will be convertible or exchangeable;

•	if other than United States dollars, the currency of payment in which the principal of, any premium or interest on the debt securities will be paid;

•

if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

whether the principal of, any premium or interest on the debt securities will be payable, at our or the holder’s election, in a currency other than that in which the debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

•	any index, formula or other method used to determine the amount of principal of, any premium or interest on the debt securities;

•	whether the debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	whether the debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

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in the case of subordinated debt securities, the relative degree, if any, to which the subordinated debt securities will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of ours in right of payment, whether the other series of subordinated debt securities or other indebtedness is outstanding or not;

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any deletions from, modifications of or additions to the events of default or covenants of Customers Bancorp, and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

•	whether the provisions described below under “—Discharge, Defeasance and Covenant Defeasance” will be applicable to the debt securities;

•	whether any of the debt securities are to be issued upon the exercise of warrants and the time, manner and place for the debt securities to be authenticated and delivered; and

•	any other terms of the debt securities and any other deletions from or modifications or additions to the applicable indenture.

Unless otherwise set forth in the applicable prospectus supplement, we will only issue the debt securities in fully registered form without coupons.

Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on the debt securities will initially be payable at the corporate trust office of the trustee.

Interest on debt securities may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States and will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

Unless otherwise set forth in the applicable prospectus supplement, the trustee will act as the paying agent. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Unless otherwise set forth in the applicable prospectus supplement, holders may present the debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by us or the security registrar, or exchange for other debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We are not required to issue, register the transfer of, or exchange debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities and ending at the close of business on the day of mailing or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

The debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price, or the principal of, or any premium or interest on, any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities are convertible into or exchangeable for, either mandatorily or at our or the holder’s option, property or cash, common stock, preferred stock or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

The debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global debt security will be shown on, and transfers of the debt securities will be effected only through, records maintained by the depositary and its participants. The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Events of Default, Waiver

An “Event of Default” with respect to a series of debt securities is defined in the indentures as:

•	default for 90 days in the payment of interest on any debt securities of that series;

•	default in payment of principal, interest, or other amounts payable on any debt securities of that series when due, at maturity, upon redemption, by declaration of acceleration, or otherwise;

•	default in the deposit of any sinking fund payment, when due by the terms of a series of debt securities;

•	failure by us for 90 days after notice to perform any other covenants or warranties contained in the Indenture applicable to that series;

•	certain events of bankruptcy or reorganization of Customers Bancorp; and

•	any other event of default provided in the applicable supplemental indentures or form of security.

In the case of original issue discount securities, only a specified portion of the principal amount may be accelerated.

Subject to certain conditions such declarations may be annulled and past defaults, except for uncured payment defaults on the debt securities, may be waived by the holders of a majority in principal amount of the outstanding debt securities of the series affected. An Event of Default with respect to one series of debt securities does not necessarily constitute an Event of Default with respect to any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default if the trustee considers it in the interest of the holders of the debt securities to do so. The trustee may not withhold notice of a default in the payment of principal of, interest on or any other amounts due under, such debt securities.

The indenture provides that the holders of a majority in aggregate principal amount of outstanding debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. The trustee may decline to act if the direction is contrary to law and in certain other circumstances set forth in the applicable indenture. The trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of the holders of debt securities unless the holders offer the trustee reasonable indemnity against expenses and liabilities.

No holder of any debt security of any series has the right to institute any action for remedy unless such holder has previously given to the trustee written notice of default, the trustee has failed to take action for 60 days after the holders of not less than a majority in principal amount of the debt securities of such series make written request upon the trustee to institute such action and the holders offer the trustee reasonable indemnity against expenses and liabilities.

The indenture requires us to file annually with the trustee a written statement of no default, or specifying any default that exists.

Whenever the indenture provides for an action by, or the determination of any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary in the form of debt security, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the trustee or, if we fail to specify a date, on a date that the trustee may determine.

Discharge, Defeasance and Covenant Defeasance

Discharge of Indenture. An indenture will cease to be of further effect with respect to debt securities of any series issued thereunder, except as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions and certain obligations of, and payments to, the trustee, if at any time:

•	we have paid the principal, interest or other amounts payable under the debt securities of such series;

•	we have delivered to the trustee for cancellation all debt securities of such series; or

•

the debt securities of such series not delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have irrevocably deposited with the trustee funds in an amount in cash or U.S. government obligations sufficient to pay all amounts due with respect to such debt securities on or after the date of such deposit, including at maturity or upon redemption of all such debt securities, including principal, interest and other amounts.

The trustee, on our demand upon issuance of a Company order and at our cost and expense, will execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to such series.

Defeasance of a Series of Debt Securities at Any Time. We also may discharge all of our obligations, other than as to rights of registration of transfer and exchange, substitution of mutilated or defaced debt securities, rights of holders to receive principal, interest or other amounts payable under the debt securities, rights and immunities of the trustee and rights of holders with respect to property deposited pursuant to the following provisions, under any series of debt securities at any time, which is referred to as “defeasance.”

Customers Bancorp may be released with respect to any outstanding series of debt securities from the obligations to comply with certain restrictive covenants under the applicable indenture identified in the applicable prospectus supplement, and any omission to comply with such obligations will not constitute an event of default. Discharge under these procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest on, other amounts due under, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•	no event of default with respect to such series of debt securities has occurred and is continuing which permits acceleration;

•	we deliver to the trustee an Officer’s Certificate and an Opinion of Counsel to the effect that:

•	the beneficial owners of the series of debt securities being defeased will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance;

•

the defeasance or covenant defeasance will not otherwise alter those beneficial owners’ U.S. federal income tax treatment of principal or interest payments or other amounts due under the series of debt securities being defeased;

•

in the case of a defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of this prospectus, since that result would not occur under current tax law;

•

we deliver an Officers’ Certificate to the trustee stating that the deposit was not made by us with the intent of preferring the holders of the series of debt securities over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors;

•

our deposit will not result in the trust arising from the deposit constituting an investment company (as defined in the Investment Company Act of 1940, as amended), or the trust shall be qualified under such Act or exempt from regulation thereunder; and

•

we deliver an Officers’ Certificate and Opinion of Counsel to the trustee, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with.

Modification of the Indenture; Waiver of Compliance

The indenture contains provisions permitting Customers Bancorp and the trustee to modify the indenture or the rights of the holders of debt securities with the consent of the holders of not less than a majority in aggregate principal amount of each outstanding series of debt securities affected by the modification. Each holder of an affected debt security must consent to a modification that would:

•	change the stated maturity date of the principal of, or of any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, interest on, or any other amounts due under any debt security;

•	reduce the amount of, or postpone the date fixed for, the payment of any sinking fund payment;

•	change the currency or currency unit of payment of any debt security;

•	reduce the portion of the principal amount of an original issue discount security payable upon acceleration of the maturity thereof;

•	reduce any amount payable upon redemption of any debt security;

•	impair the right of a holder to institute suit for the payment of or, if the debt securities provide, any right of repayment at the option of the holder of a debt security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or modification; or

•	with respect to the subordinated indenture only, modify the provisions with respect to the subordination of the subordinated debt securities in a manner adverse to the holders.

The indenture also permits Customers Bancorp and the trustee to amend the indenture in certain circumstances without the consent of the holders of debt securities to evidence our merger, the replacement of the trustee, to effect changes that do not affect any outstanding series of debt security and for certain other purposes.

Consolidations, Mergers and Sales of Assets

Customers Bancorp may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•

we are the continuing corporation or the successor corporation is a corporation that expressly assumes the payment of the principal of, any interest on, or any other amounts due under the debt securities and the performance and observance of all the covenants and conditions of the indenture binding upon us;

•	we or the successor corporation shall not, immediately after the merger or consolidation, sale or conveyance, be in default in the performance of any covenant or condition; and

•

we or the successor corporation delivers an Officers’ Certificate to the trustee representing that the consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, the supplemental indenture, comply with the applicable requirements of the indenture.

There are no covenants or other provisions in the indentures that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of Customers Bancorp or a highly leveraged transaction. The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of Customers Bancorp or a sale or conveyance or lease of all or substantially all of our assets. However, we may provide specific protections, such as a put right or increased interest, for particular debt securities, that we would describe in the applicable prospectus supplement.

DESCRIPTION OF VOTING COMMON STOCK AND CLASS B NON-VOTING COMMON STOCK

The following description of our Voting Common Stock and Class B Non-Voting Common Stock is a summary. This summary is not complete and is subject to the complete text of our articles of incorporation, as amended, and bylaws, copies of which are incorporated by reference in this prospectus. We encourage you to read those documents carefully.

General

We are authorized to issue up to an aggregate amount of 300,000,000 shares of stock, which is divided into three equal classes: (i) 100,000,000 shares of Voting Common Stock, par value $1.00 per share, (ii) 100,000,000 shares of Class B Non-Voting Common Stock, par value $1.00 per share and (iii) 100,000,000 shares of preferred stock. Our board of directors has the authority to establish and divide the authorized and unissued shares of Voting Common Stock and of Class B Non-Voting Common Stock into series or classes and to fix and determine, to the extent not already determined in our articles of incorporation, the designations, preferences, and other special rights, including conversion rights, and the qualifications, limitations, or restrictions on those rights attributable to the shares in a series or class. As of March 31, 2013, there are 13,791,016 shares of Voting Common Stock and 4,691,897 shares of Class B Non-Voting Common Stock issued and outstanding.

Our board of directors, in its sole discretion, has authority to sell any treasury stock and/or unissued securities, options, warrants, or other rights to purchase any of our securities, upon such terms as it deems advisable. Our board of directors could issue preferred stock, or additional shares of Voting Common Stock or Class B Non-Voting Common Stock, with terms different from those of our existing common stock, at any time.

Voting Rights

The holders of shares of Voting Common Stock have the right to elect our board of directors and to act on such other matters as are required to be presented to them. Each holder of Voting Common Stock is entitled to one vote per share. The holders of Voting Common Stock do not have the right to vote their shares cumulatively in the election of directors. This means that, for each director position to be elected, a shareholder may only cast a number of votes equal to the number of shares held by the shareholder.

Any action that would significantly and adversely affect the rights of the Class B Non-Voting Common Stock with respect to the modification of the terms of those securities or dissolution requires the approval of the holders of Class B Non-Voting Common Stock voting separately as a class. Otherwise, the holders of the Class B Non-Voting Common Stock have no voting power and do not have the right to participate in or have notice of any meeting of shareholders.

Because our articles of incorporation permit the board of directors to set the voting rights of preferred stock, it is possible that holders of one or more series of preferred stock issued in the future could have voting rights of any sort, which could limit the effect of the voting rights of holders of Voting Common Stock.

Dividend Rights

The holders of Voting Common Stock and Class B Non-Voting Common Stock are entitled to receive an equal amount of dividends per share if, as and when declared from time to time by our board of directors. In no event shall any stock dividends or stock splits or combinations of stock be declared or made on Voting Common Stock or Class B Non-Voting Common Stock unless the shares of Voting Common Stock and Class B Non-Voting Common Stock at the time outstanding are treated equally and identically, provided that, in the event of a dividend of common stock, shares of Class B Non-Voting Common Stock shall only be entitled to receive shares of Class B Non-Voting Common Stock and shares of Voting Common Stock shall only be entitled to receive shares of Voting Common Stock.

Because our articles of incorporation permit our board of directors to set the dividend rights of preferred shares, it is possible that holders of one or more series of preferred shares issued in the future could have dividend rights that differ from those of the holders of Voting Common Stock or Class B Non-Voting Common Stock, or could have no right to the payment of dividends. If the holders of a class or series of preferred stock is given dividend rights, the right of holders of preferred shares to receive dividends could have priority over the right of holders of Voting Common Stock or Class B Non-Voting Common Stock to receive dividends.

Authority Under Pennsylvania Business Corporation Law. Our board of directors has the authority to declare dividends on its common and preferred stock, subject to statutory and regulatory requirements. Pennsylvania law permits a business corporation such as us to pay dividends if, after giving effect to the dividend, it is able to pay its debts as they come due in the usual course of business, and its assets exceed its liabilities plus any amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any preferential rights upon dissolution of shareholders whose preferential rights rank higher than the rights of the shareholders receiving the dividend. However, our ability to pay dividends will be restricted by banking laws and Customers Bank’s ability to pay dividends to Customers Bancorp.

Federal Bank Holding Company Act Policies Applicable to Cash Dividends. The Federal Reserve Board, which is the federal banking regulator, considers adequate capital to be critical to the health of individual banking organizations and to the safety and stability of the banking system. A major determinant of a bank’s or bank holding company’s capital adequacy is the strength of its earnings and the extent to which its earnings are retained and added to capital or paid out to shareholders in the form of cash dividends.

The Federal Reserve Board believes that a bank or bank holding company generally should not maintain its existing rate of cash dividends on Voting Common Stock unless (1) the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (2) the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality, and overall financial condition. The Federal Reserve may strongly encourage, or require, a banking organization whose cash dividends are inconsistent with either of these criteria to cut or eliminate its dividends.

The Federal Reserve Board also believes it is inappropriate for a banking organization that is experiencing serious financial problems or that has inadequate capital to borrow in order to pay dividends since this can result in increased leverage at the very time the organization needs to reduce its debt or increase its capital. Similarly, the payment of dividends based solely or largely upon gains resulting from unusual or nonrecurring events, such as the sale of the organization’s building or the disposition of other assets, may not be prudent or warranted, especially if the funds derived from such transactions could be better employed to strengthen the organization’s financial resources. Furthermore, a fundamental principle underlying the Federal Reserve’s supervision and regulation of bank holding companies is that bank holding companies should serve as a source of managerial and financial strength to their subsidiary banks. The Federal Reserve believes, therefore, that a bank holding company should not maintain a level of cash dividends to its shareholders that places undue pressure on the capital of bank subsidiaries, or that can be funded only through additional borrowings or other arrangements that may undermine the bank holding company’s ability to serve as a source of strength. Thus, for example, if a major subsidiary bank is unable to pay dividends to its parent company—as a consequence of statutory limitations, intervention by the primary supervisor, or noncompliance with regulatory capital requirements—the Federal Reserve may encourage or require a bank holding company to reduce or eliminate its dividends in order to conserve its capital base and provide capital assistance to the subsidiary bank.

The Federal Reserve Board has further stated that a bank holding company should pay cash dividends only out of income over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition, and only if, after paying the dividend, the bank holding company is not in danger of falling below its required regulatory capital adequacy ratios. It has also indicated that a “small bank holding company,” such as Customers Bancorp, is not expected to pay corporate dividends until such time as its debt to equity ratio (determined separately and not on a consolidated basis with its bank subsidiary) is 1:1 or less and its bank subsidiaries are otherwise well-managed, well-capitalized and not under any supervisory order.

Pennsylvania Banking Code Requirements Applicable to Cash Dividends. Because Customers Bank is currently and for the foreseeable future, the primary source of cash for payment of dividends by Customers Bancorp, requirements of the Pennsylvania Banking Code setting conditions on payments of dividends by banks will constrain Customers Bank’s ability to provide funds to us to pay dividends to our shareholders. The Pennsylvania Banking Code permits a bank to pay cash dividends only out of accumulated net earnings. Furthermore, if any transfer of net earnings to surplus is required by the Pennsylvania Banking Code to cause our surplus to meet minimum statutory requirements at the time the dividend is to be declared or paid, the transfer must be made prior to the declaration of the dividend, and our surplus cannot be reduced by the payment of the dividend.

For the foregoing reasons, and because a decision by our board of directors to declare and pay cash dividends will depend upon the future financial performance and condition of Customers Bank and Customers Bancorp, no assurances can be given that any dividends will in fact be paid on any class of stock, or that, if dividends are paid, they will not be reduced or discontinued in the future.

Dividend Policy. We have followed and presently intend to continue following a policy of retaining earnings, if any, to increase our net worth and reserves. As discussed above, we have not historically declared or paid dividends on our Voting Common Stock, and we do not expect to do so in the near future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our Voting Common Stock, and other factors deemed relevant by our board of directors.

Redemption, Preemptive Rights and Repurchase Provisions

Our Voting Common Stock and Class B Non-Voting Common Stock have no preemptive rights or redemption or repurchase provisions. The shares are non-assessable and require no sinking fund. Voting Common Stock repurchases are subject to Federal Reserve Board regulations and policy, which generally require that no more than ten percent of the outstanding shares of a bank holding company’s Voting Common Stock may be repurchased in any 12-month period unless the bank holding company is deemed “well-managed” and “well-capitalized” under applicable regulations. Repurchases of our stock will also be constrained by federal and state bank regulatory capital requirements. Repurchases of stock by bank holding companies may also be subject to prior notice to and approval by the Federal Reserve Board in some cases.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of Customers Bancorp, the holders of Voting Common Stock and Class B Non-Voting Common Stock will be entitled to share ratably in all of our assets remaining after payment of all liabilities, subject, however, to any preferential liquidation rights of holders of any preferred stock outstanding at that time. If our only asset is our ownership of Customers Bank, it is likely that, if Customers Bank is then in liquidation or receivership, our shareholders will not receive anything on account of their shares.

Potential Anti-Takeover Effect of Governing Documents and Applicable Law

Provisions of Governing Documents. Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for our Voting Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Voting Common Stock or the removal of our board of directors. These provisions:

•	Empower our board of directors, without shareholder approval, to issue preferred stock, the terms of which, including voting power, are set by our board of directors;

•	Divide our board of directors into three classes serving staggered three-year terms;

•	Restrict the ability of shareholders to remove directors;

•

Require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of our voting power, if a reorganization is not approved, in advance, by two-thirds of the members of our board of directors;

•	Prohibit action by the shareholders without a shareholder meeting;

•	Require that shares representing at least 80% of total voting power approve the repeal or amendment of certain provisions of our articles of incorporation;

•

Require any person who acquires our stock with voting power of 25% or more to offer to purchase for cash all remaining shares of our voting stock at the highest price paid by such person for shares of our voting stock during the preceding year;

•	Eliminate cumulative voting in elections of directors;

•	Require that shares representing at least two-thirds of the total voting power approve any amendment to or repeal of our bylaws;

•

Require that our board of directors give due consideration to the effect of a proposed transaction on the depositors, employees, suppliers, customers and other of our and our subsidiaries’ constituents and on the communities in which we and they operate or are located, and to the business reputation of the other party and our value in a freely negotiated sale and of our future prospects as an independent entity;

•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

•

Provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of our outstanding voting stock cannot constitute a majority of the members of our board of directors.

Provisions of Applicable Law. The Pennsylvania Business Corporation Law also contains certain provisions applicable to Customers Bancorp that may have the effect of impeding a change in control of Customers Bancorp. These provisions, among other things, prohibit (under Subchapter 25F) for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the Company or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of the Company’s voting power in an election of directors.

In 1990, Pennsylvania adopted legislation amending the Pennsylvania Business Corporation Law. The 1990 amendments acted to:

•	Expand the factors and groups (including shareholders) which a corporation’s board of directors can consider in determining whether a certain action is in the best interests of the corporation;

•	Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

•

Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

•

Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ standard of care, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•

Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

The 1990 amendments provided that the fiduciary duties of directors do not require directors to:

•	Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

•

Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

•

Take action as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of Customers Bancorp or the consideration that might be offered or paid to shareholders in such an acquisition.

One of the effects of the 1990 amendments may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the Company.

Pursuant to provisions of our articles of incorporation, and in accordance with Pennsylvania law, we have opted out of coverage by the “disgorgement,” “control transactions,” “control-share acquisitions,” “severance compensation,” and “labor contracts” statutes included in the 1990 amendments. As a result of our opting-out from coverage by these statutes, none of the “disgorgement,” “control transactions,” “control-share acquisitions,” “severance compensation,” nor “labor contracts” statutes would apply to a non-negotiated attempt to acquire control of us, although such an attempt would still be subject to the special provisions of our governing documents.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposal that a majority of the shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of our Voting Common Stock at that time. In addition, these provisions may have the effect of assisting our management and board of directors in retaining their positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of our business.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes the general provisions of the preferred stock we may offer under this prospectus. Any applicable prospectus supplement relating to a specific offer of preferred stock will provide additional information regarding the terms of the preferred stock. You should read any prospectus supplement related to the specific series of preferred stock being offered, as well as the more detailed provisions of our articles of incorporation and the applicable certificate of designations relating to such series of preferred stock that proved the terms of the preferred stock. The applicable certificate of designations will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designations and preferences relating to the shares of preferred stock to be issued under this prospectus.

General

Our articles of incorporation provides that Customers’ board of directors may issue, without action by shareholders, a maximum of 100,000,000 shares of preferred stock, having no par value or such par value as the board of directors may set, in one or more series and with such terms and conditions, at such times and for such consideration, as the board of directors may determine. Our board of directors has the authority to establish and divide the authorized and unissued shares of preferred stock into series or classes or both and to determine whether or not shares in any series or class of preferred stock have par value and, if so, the par value, whether or not the shares in a series or class have voting rights and if so whether those voting rights are full, limited, multiple or fractional, and for each series or class of preferred stock, the designations, preferences, and other special rights, if any, including dividend rights, conversion rights, redemption rights and liquidation preferences, if any, and the qualifications, limitations, or restriction on those rights, and the number of shares of each series or class. There are no shares of preferred stock currently outstanding.

Our board of directors previously created two series of preferred stock, Fixed Rate Perpetual Preferred Stock, Series A, or Series A Preferred, and Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or Series B Preferred. All of the shares designated as Series A Preferred and all of the shares designated as Series B Preferred in their respective Certificates of Designations were issued on September 17, 2011 and all of these shares of Series A Preferred and Series B Preferred were subsequently repurchased by us on December 28, 2011 and are no longer outstanding. The shares of Series A Preferred and Series B Preferred have been canceled, and the authorized number of shares of each series have reverted to authorized but unissued shares of preferred stock and may be issued as part of any series of preferred stock hereafter designated by the board of directors. No shares of preferred stock are outstanding as of the date of this prospectus. Our board of directors may determine the following:

•	the voting powers, if any, of the holders of our preferred stock of such series in addition to any voting rights affirmatively required by law;

•

the rights of shareholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of stock of such series will be entitled to receive dividends and other distributions, and whether any such dividends will be cumulative or noncumulative and, if cumulative, the terms upon which such dividends will be cumulative;

•

whether the stock of each such series shall be redeemable by us at our option or the holder of the stock, and, if redeemable, the terms and conditions upon which the stock of such series may be redeemed;

•	the amount payable and the rights or preferences to which the holders of the stock of such series will be entitled upon any voluntary or involuntary liquidation, dissolution or winding-up;

•

the terms, if any, upon which shares of stock of such series will be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

•

any other designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of our articles of incorporation and to the full extent now or hereafter permitted under Pennsylvania law.

You should read the applicable prospectus supplement relating to the particular series of preferred stock being offered for specific terms, including:

•	the title, stated value and liquidation preferences of the preferred stock and the number of shares we are offering;

•	the initial public offering price at which the shares of our preferred stock will be issued;

•

the dividend rate(s) (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether these dividends will be cumulative or noncumulative and, if cumulative, the dates at which the dividends shall begin to cumulate;

•	the redemption or sinking fund provisions, if any; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

When we issue shares of preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares issued from time to time. Unless the applicable prospectus supplement indicates otherwise, each series of the preferred stock will rank equally with any outstanding shares of our preferred stock and each other series of the preferred stock. Unless the applicable prospectus supplement states otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which are issued by us, meaning, the holders of shares of preferred stock will have no right to buy any portion of the issued securities.

In addition, unless the applicable prospectus supplement indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Dividends

The holders of the preferred stock of each series will be entitled to receive cash dividends out of funds legally available, when, as and if, declared by our board of directors or a duly authorized committee of the board, at the rates and on the dates stated in the applicable prospectus supplement. These rates may be fixed, or variable, or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates determined by our board of directors or authorized committee.

Our board of directors will not declare and pay a dividend on any of our stock ranking as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money was set aside for payment).

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the statement with respect to shares establishing such series; or

•	as required by applicable law.

Under Federal Reserve Board regulations, if the holders of any series of preferred stock become entitled to vote for the election of directors, that series may then be considered a class of voting securities. A holder of 25% or more of a series may then be subject to regulation as a savings and loan holding company under the Home Owners Loan Act or a bank holding company under the Bank Holding Company Act, depending on the nature of the holder. In addition, at the time that the series are deemed a class of voting securities, any bank holding company or savings and loan holding company may be required to obtain the prior approval of the Federal Reserve Board in order to acquire more than 5% of that series, and any person other than a savings and loan or a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of that series.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption under a sinking fund or otherwise as described in the applicable prospectus supplement. The preferred stock that we redeem will be restored to the status of authorized but unissued shares of preferred stock which we may issue in the future.

If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem in each year and the redemption price per share together with an amount equal to all accrued and unpaid dividends on those shares to the redemption date. The applicable prospectus supplement will state whether the redemption price can be paid in cash or other property. If the redemption price is to be paid only from the net proceeds of issuing our capital stock, the terms of the series of preferred stock may provide that, if the capital stock has not been issued or if the net proceeds are not sufficient to pay the full redemption price then due, the shares relating to series of the preferred stock shall automatically and mandatorily be converted into shares of our capital stock under the conversion provisions of the applicable prospectus supplement.

If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, the redemption will be made in a manner that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

If any series of offered preferred stock is convertible into or exchangeable for any other class or series of our capital stock, the applicable prospectus supplement relating to that series will describe the terms and conditions governing the conversions and exchanges.

Rights at Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of preferred stock and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of our assets that are available for distribution to shareholders:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not earned or declared), before any distribution to holders of common stock or of any securities ranking junior to the series of preferred stock.

Neither the sale of all or any part of our property and business, nor our merger into or consolidation with any other corporation, nor the merger or consolidation of any other corporation with or into us, will be deemed to be a dissolution, liquidation or winding up.

If our assets are insufficient to pay all amounts to which holders of preferred stock are entitled, we will make no distribution on the preferred stock or on any other securities ranking equal to the preferred stock unless we make a pro rata distribution to those holders. After we pay the full amount of the liquidation distribution to which the holders are entitled, the holders will have no right or claim to any of our remaining assets.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes the general provisions of the depositary agreement and the depositary shares or depositary receipts we may offer under this prospectus, and any applicable prospectus supplement relating to a specific offer of depositary shares or depositary receipts will provide additional information regarding the terms of the depositary shares or depositary receipts. You should read any prospectus supplement related to the specific depositary shares or depositary receipts being offered, as well as the complete depositary agreement and form of depositary receipt that provide the terms of the depositary shares or depositary receipts. Specific depositary agreements and depositary receipts will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of depositary agreement and depositary receipt relating to the depositary shares or depositary receipts to be issued under this prospectus.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Customers and a bank or trust company we select having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock. However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Customers will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Customers and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, that has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Customers.

The deposit agreement may be terminated by us at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Customers, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Customers notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Customers that are delivered to the preferred stock depositary and that we are required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Customers will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Customers and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general provisions of the purchase contracts we may issue under this prospectus. Any applicable prospectus supplement relating to a specific issuance of purchase contracts will provide additional information regarding the terms of the purchase contracts. You should read any prospectus supplement related to the specific purchase contracts being issued, as well as the complete purchase contracts that contain the terms of the purchase contracts. Specific purchase contracts will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each purchase contract to be issued under this prospectus.

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, common stock, preferred stock or depositary shares and the unit may also include debt obligations of third parties, including U.S. Treasury Securities. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

DESCRIPTION OF WARRANTS

The following description summarizes the general provisions of the warrants we may offer under this prospectus. Any applicable prospectus supplement relating to a specific offer of warrants will provide additional information regarding the terms of the warrants. You should read any prospectus supplement related to the specific warrants being offered, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. Specific warrant agreements and warrant certificates will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each warrant agreement and warrant certificate relating to the warrants to be issued under this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities. Warrants may be issued separately or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

•	the designation and terms of the debt securities, common stock or preferred stock, if any, purchasable upon exercise of the warrants;

•	the designation and terms of the debt securities, common stock or preferred stock, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

•	the date after which the warrants and any debt securities, common stock or preferred stock, if any, issued with the warrants will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

•	the dates on which the right to exercise the warrants begins and expires;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•

whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form; information with respect to any book-entry procedures;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of certain U.S. federal income tax considerations;

•	any anti-dilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of such warrants will not have any rights of holders of the common stock or preferred stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each warrant will entitle the holder to purchase such shares of common stock or preferred stock or principal amount of debt securities, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF UNITS

The following description summarizes the general provisions of the units that we may offer under this prospectus. Any applicable prospectus supplement relating to a specific issuance of units will provide additional information regarding the terms of the units. You should read any prospectus supplement related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination and in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	U.S. federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The applicable prospectus supplement will include the names of underwriters, dealers or agents retained and the type and amount of securities underwritten or purchased by them. The applicable prospectus supplement will also include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and will identify any securities exchanges on which the securities are to be listed. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account. They may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Generally, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

The underwriters may create a short position in the securities by selling more securities than are set forth on the cover page of the applicable prospectus supplement. A prospectus supplement will be delivered to each purchaser of securities in these “short sales,” and we understand that each such purchaser will be entitled to the same remedies under the Securities Act as if the purchaser purchased securities in this offering in a transaction that is not a short sale. If a short position is created in connection with the offering, the underwriters may engage in syndicate covering transactions by purchasing securities in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option, if any.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

We may authorize underwriters, dealers and agents to solicit offers by some specified institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions included in the applicable prospectus supplement, and the applicable prospectus supplement will state the commission payable for solicitation of these contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters as defined in the Securities Act and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Unless the applicable prospectus supplement states otherwise, all securities, except for our Voting Common Stock, will be new issues of securities with no established trading market. We may elect to list our Class B Non-Voting Common Stock or any series of preferred stock on an exchange, but we are not obligated to do so. Any underwriters who purchase securities from us for public offering and sale may make a market in those securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that there will be a trading market for any securities, and, if a trading market for any securities does develop, we cannot assure you that such market will be liquid.

This prospectus may also be used in connection with any issuance of shares of common stock or other securities of ours upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Stradley Ronon Stevens  & Young, LLP, Philadelphia, Pennsylvania.

EXPERTS

ParenteBeard LLC, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Management’s report on the effectiveness of internal control over financial reporting and ParenteBeard LLC’s report on Customers Bancorp’s internal control over financial reporting are also incorporated in this prospectus and elsewhere in the Registration Statement by reference to Customer Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012. Our financial statements as of December 31, 2012 are incorporated by reference in reliance on ParenteBeard LLC’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. These documents may include periodic reports, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as definitive Proxy Statements. Any documents that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC. Therefore, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 18, 2013;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 19, 2013; and

•

Our Current Reports on Form 8-K filed with the SEC on each of January 31, 2013(excluding the information furnished under Item 2.02 and the information incorporated by reference therein), February 5, 2013, March 4, 2013, April 10, 2013 (excluding the information furnished under Item 2.02 and the information incorporated by reference therein).

We are also incorporating by reference all other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of the offering.

You may obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its web site at http://www.sec.gov. You also may obtain these documents from us without charge by visiting our web site at http://www.customersbank.com or by requesting them from Glenn Yeager, Corporate Secretary, Customers Bancorp, 1015 Penn Avenue, Suite 103, Wyomissing, PA 19610; telephone (610) 933-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Our SEC filings are also available at the SEC’s website at www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, we maintain a website that contains information about us at http://www.customersbank.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our Voting Common Stock and Class B Non-Voting Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

$55,000,000

Customers Bancorp, Inc.

6.375% Senior Notes due 2018

PROSPECTUS SUPPLEMENT

July 24, 2013

Joint Book-Running Managers

Janney Montgomery Scott	Boenning & Scattergood, Inc.

Co-Manager

MLV & Co.